Exhibit T3E-2

UNITED STATES BANKRUPTCY COURT DISTRICT OF NEW JERSEY Caption in Compliance with D.N.J. LBR 9004-2(c)

Robert A. Klyman LATHAM & WATKINS LLP 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071-2007 Email: robert.klyman@lw.com

Mark A. Broude John W. Weiss (JW 5194) LATHAM & WATKINS LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4802 Email: mark.broude@lw.com john.weiss@lw.com

-and-

Charles A. Stanziale, Jr. (CS 1227) Jeffrey T. Testa (JT 1127) SCHWARTZ, TOBIA & STANZIALE Kip’s Castle 22 Crestmont Road Montclair, NJ 07042 Email: cstanziale@kipslaw.com

Counsel for Debtors and Debtors in Possession

Chapter 11

(Jointly Administered)

	Case Nos.:	04-46898-All through 04-46925-All
Confirmation Hearing
In Re:	Date:	April 5, 2005
	Time:	10:00 a.m.
THCR/LP CORPORATION, et al.,
	Judge:	The Honorable
Debtors.		Judith H. Wizmur

SECOND AMENDED JOINT PLAN OF REORGANIZATION OF

THCR/LP CORPORATION, ET AL. DATED AS OF MARCH 30, 2005

Dated: March 30, 2005

ARTICLE I.

INTRODUCTION

Trump Hotels & Casino Resorts, Inc. and the subsidiaries and/or affiliates listed on Schedule A hereto (collectively, the “Debtors”) hereby propose the following Joint Plan of Reorganization (defined herein as the “Plan”) for the resolution of their outstanding Claims and Interests. Reference is made to the Disclosure Statement Accompanying Joint Plan of Reorganization dated as of February 14, 2005 for a discussion of the Debtors’ history, businesses, properties and results of operations, and for a summary of the Plan and certain related matters. Capitalized terms not defined in this Introduction shall have the meanings ascribed to them in Article II hereof.

THE PLAN IS THE PRODUCT OF NEGOTIATIONS AMONG THE DEBTORS, THE OFFICIAL COMMITTEE, DJT, THE TAC NOTEHOLDER COMMITTEE AND THE TCH NOTEHOLDER COMMITTEE, AND HAS BEEN APPROVED BY THE SPECIAL COMMITTEE OF THCR’S INDEPENDENT DIRECTORS. THE DEBTORS, THE OFFICIAL COMMITTEE, DJT, THE TAC NOTEHOLDER COMMITTEE AND THE TCH NOTEHOLDER COMMITTEE SUPPORT THE PLAN AND URGE HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS TO VOTE IN FAVOR OF THE PLAN. IN ADDITION, LOCAL 54, AFL-CIO, WHICH REPRESENTS THE INTERESTS OF APPROXIMATELY 3,200 EMPLOYEES OF THE DEBTORS, SUPPORTS THE PLAN AND URGES ALL PARTIES IN INTEREST ENTITLED TO VOTE TO SUPPORT THE PLAN.

Under the Plan, the Debtors will be reorganized through the consummation of the transactions contemplated by, inter alia, the DJT Agreements and the issuance of New Common Stock, New Class B Common Stock, New THCR Holdings LP Interests, New Notes, New Class A Warrants (including New Class 11 Class A Warrants and New DJT Class A Warrants) and the New DJT Warrant.

All holders of Claims and Interests are encouraged to read the Plan, the Disclosure Statement and the Exhibits attached hereto and thereto in their entirety before voting to accept or reject the Plan. No materials, other than the Disclosure Statement and the Exhibits and Schedules attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

ARTICLE II.

DEFINITION OF TERMS AND RULES OF INTERPRETATION

Section 2.01	Definition of Terms

Any capitalized term used in the Plan that is not defined in the Plan but that is used in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court shall have the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as the case may be. Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

Adequate Protection Order	means that certain final stipulated order of the Bankruptcy Court (i) authorizing the use of cash collateral and (ii) granting replacement Liens and other adequate protection to the holders of the TAC Notes, TCH First Priority Notes and TCH Second Priority Notes, entered on the docket in the Chapter 11 Cases on February 3, 2005, together with those interim orders authorizing the interim use of cash collateral and granting replacement Liens and other adequate protection to the holders of the TAC Notes, TCH First Priority Notes and TCH Second Priority Notes, entered on the docket in the Chapter 11 Cases on December 15, 2004 and November 22, 2004.

Administrative Claim	means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estates of the Debtors, the Claims under the DIP Facility, any actual and necessary costs and expenses of operating the respective businesses of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors in Possession in connection with the conduct of their respective businesses, including, without limitation, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

Allowed	when used herein together with the terms, Claim, Priority Tax Claim, Secured Claim, General Unsecured Claim or Class 1 through 13 Claim means (i) any Claim against any Debtor that has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not Disputed or contingent and for which no contrary proof of Claim has been Filed, (ii) any timely Filed Claim, Priority Tax Claim, Secured Claim, General Unsecured Claim or Class 1 through 13 Claim as to which no timely objection to allowance has been interposed or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, or (iii) any Claim, Priority Tax Claim, Secured Claim, General Unsecured

Claim or Class 1 through 13 Claim expressly allowed by a Final Order or hereunder. An Allowed Administrative Claim or Interest shall have correlative meanings.

Amended Organizational Documents	means the amended and restated certificate of incorporation or formation, the amended bylaws and/or such other applicable organizational document (including any limited liability company operating agreement or partnership agreement) of each Reorganized Debtor, in the forms set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

Bankruptcy Code	means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the date hereof or hereafter amended if such amendments are made applicable to the Chapter 11 Cases.

Bankruptcy Court	means (a) the United States Bankruptcy Court for the District of New Jersey, having jurisdiction over the Chapter 11 Cases; (b) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of New Jersey; and (c) any other court having jurisdiction over the Chapter 11 Cases.

Bankruptcy Rules	means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Bankruptcy Court, as the context may require.

Business Day	means any day on which commercial banks are open for business, and not authorized to close, in the City of New York, New York, except any Saturday, Sunday or any day designated as a legal holiday in Bankruptcy Rule 9006(a).

Cash	means legal tender of the United States of America and equivalents thereof.

Cash Cut Back[1]	means with respect to any holder of TCH First Priority Notes that elects to maximize its recovery in Cash, the difference between (a) approximately[2] $70 of Cash per $1,000 of principal amount of its TCH First Priority Notes and (b) Cash that it actually receives on account of its TCH First Priority Notes.

Chapter 11 Cases	means the jointly administered chapter 11 cases commenced by the Debtors on the Petition Date.

Claim	means a claim, whether or not asserted or Allowed, as defined in section 101(5) of the Bankruptcy Code.

Class	means a class of Claims or Interests designated pursuant to the Plan.

Class A Directors	means (i) the five (5) initial members of Reorganized THCR’s board of directors designated by THCR as “Class A Directors” in a notice Filed prior to the hearing to consider confirmation of the Plan, each of whom are acceptable to the TAC Noteholder Committee and (ii) each of the successors to such individuals appointed, selected or elected in accordance with the terms of the Amended Organizational Documents and the DJT Voting Agreement.

Class A Nomination Period	means the period commencing on the Effective Date and ending on the earlier of (i) the date immediately following the date on which the sixth (6th) annual meeting of stockholders of Reorganized THCR following the Effective Date shall be held and (ii) such time as the stockholders of Reorganized THCR shall fail to elect DJT to the board of directors of Reorganized THCR (provided that DJT has voted all shares of New Common Stock and New Class B Common Stock beneficially owned by DJT to elect DJT to the board of directors of Reorganized THCR).

Class 11 Cash Payment	means an amount in Cash equal to $17,500,000.

Collateral Agency Agreement	means that certain Collateral Agency Agreement, dated as of April 17, 1996, among First Bank National Association, as Collateral Agent, First Bank National Association, as trustee, Trump Atlantic City Associates, Trump Atlantic City Funding, Inc., the guarantors of the TAC Notes and the other secured parties signatory thereto, as supplemented.

[1]	Represents the amount of Cash that a holder of TCH First Priority Notes would receive if such holder were to maximize its recovery in Cash, less the amount of Cash that such holder actually receives on account of its TCH First Priority Notes under the Plan.

[2]	Approximations under the Plan indicate that the stated numbers may differ due to the effects of rounding and other immaterial changes.

Collateral Agent	means U.S. Bank National Association (as successor in interest to First Bank National Association), in its capacity as collateral agent pursuant to the Collateral Agency Agreement and Priority Intercreditor Agreement.

Confirmation Date	means the date on which the Confirmation Order is entered on the docket in the Chapter 11 Cases.

Confirmation Order	means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Contract/Lease Schedule	shall have the meaning ascribed to it in Section 4.01 of the Plan.

Debtors	shall have the meaning ascribed to it in Article I of the Plan.

Debtors in Possession	means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

DIP Facility	means the lending facility under that certain Debtor in Possession Loan and Security Agreement, dated as of November 22, 2004, by and among the financial institutions named therein, as lenders, Beal Bank S.S.B., as agent, and the Debtors, as borrowers, as approved by the Bankruptcy Court by Final Order, dated February 3, 2005, and providing for maximum loans outstanding of $100 million.

Disbursing Agent	means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Section 5.13 hereof.

Disclosure Statement	means the written disclosure statement, dated as of February 14, 2005, that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as such disclosure statement may be amended, modified or supplemented from time to time.

Disputed	means, with reference to any Claim (including any Administrative Claim), or Interest, or any portion thereof, any Claim or Interest proof of which was Filed and in either case or in the case of any Administrative Claim, any Claim or Interest that is disputed under the Plan or as to which the Debtors or any other party have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the

Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Interest proof of which was required to be Filed by order of the Bankruptcy Court but as to which a proof of Claim or Interest was not timely or properly Filed; provided, however, that prior to (x) the time an objection has been Filed, and (y) the expiration of the Claims/Interest objection deadline with respect to such Claim or Interest, unless Allowed by the Reorganized Debtors, a Claim or Interest shall be considered a Disputed Claim or Disputed Interest to the extent that the amount of the Claim or Interest specified in a proof of Claim or Interest exceeds the amount of the Claim or Interest Scheduled by the Debtors as not disputed, contingent or unliquidated.

Distribution Record Date	means February 9, 2005 (or such other date established by Bankruptcy Court order).

DJT	means Donald J. Trump.

DJT Agreements	means the DJT Investment Agreement, DJT New Trademark License Agreement, DJT New Trademark Security Agreement, DJT Services Agreement, DJT ROFO Agreement, New THCR Partnership Agreement, New THCR Exchange Rights Agreement, DJT Voting Agreement, New DJT Warrant, Miss Universe Assignment Agreement, and New DJT Class A Warrants.

DJT Investment Agreement	means that certain Investment Agreement, dated as of January 25, 2005, by and among DJT, THCR and THCR Holdings, attached to the Disclosure Statement as Exhibit J, pursuant to which, among other things, DJT has committed to contribute to Reorganized THCR Holdings $55 million in Cash and the TCH Second Priority Notes beneficially owned by him and enter into the DJT Agreements in exchange for New THCR Holdings LP Interests or equivalents thereof (which are exchangeable for shares of New Common Stock), as contemplated therein and under the Plan.

DJT New Trademark License Agreement	means that certain Trademark License Agreement, by and between DJT and Reorganized THCR Holdings, in the form attached to the Disclosure Statement as Exhibit M, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

DJT New Trademark Security Agreement	means that certain Trademark Security Agreement, by and between DJT and Reorganized THCR Holdings, in the form attached to the Disclosure Statement as Exhibit N, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

DJT Nomination Period	means the period commencing on the Effective Date and ending on the date on which the DJT Services Agreement is terminated by Reorganized THCR or Reorganized THCR Holdings for “Cause” thereunder.

DJT ROFO Agreement	means the Right of First Offer Agreement, by and among the Trump Organization, LLC, Reorganized THCR and Reorganized THCR Holdings, in the form attached to the Disclosure Statement as Exhibit O, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

DJT Secured Notes Claim	means the Allowed Claim arising from $16,366,686 aggregate principal amount of TCH Second Priority Notes beneficially owned by DJT, plus accrued interest thereon to the Petition Date.

DJT Services Agreement	means that certain Services Agreement, by and among DJT, Reorganized THCR and Reorganized THCR Holdings, in the form attached to the Disclosure Statement as Exhibit L, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

DJT Voting Agreement	means that certain Voting Agreement, by and between Reorganized THCR and DJT, in the form attached to the Disclosure Statement as Exhibit K, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

Effective Date

means the date that is 6:00 A.M., New York time, on the first or fifteenth day (whichever such date comes first) of the calendar month immediately following the first day on which all conditions to the Effective Date set forth in Section 6.02 of the Plan shall have been satisfied or waived.

Estates	means, collectively, the estates created in each of the Debtors’ Chapter 11 Cases under section 541 of the Bankruptcy Code.

Election Form	means the form on which holders of TAC Notes and holders of TCH First Priority Notes may elect a non-Pro Rata allocation of the form of distribution under the

Plan, as described in Sections 3.04(a) and 3.04(b). The Debtors will distribute Election Forms to holders of the TAC Notes and the TCH First Priority Notes within twenty (20) days prior to the Effective Date, and the, elections made in accordance therewith shall be deemed closed and final as of the voting record date for voting to accept or reject the Plan.

Exit Facility	means the credit facility with a maximum availability of $500 million on terms and conditions set forth in the commitment letter, dated as of December 17, 2004, by and among THCR, TAC, TCH, Morgan Stanley Senior Funding, Inc., UBS Loan Finance LLC and UBS Securities LLC, and such other documents related to the Exit Facility set forth in the Plan Supplement.

File or Filed	means filed with the Bankruptcy Court in the Chapter 11 Cases.

Final Order	means an order or judgment of the Bankruptcy Court as entered on the docket in the Chapter 11 Cases, or other court of competent jurisdiction, the operation or effect of which has not been stayed, reversed or amended, and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was Filed or, if Filed, remains pending; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be Filed with respect to such order, shall not cause such order not to be a Final Order.

General Unsecured Claim	means any Claim against any Debtor that is not an Administrative Claim, Priority Claim, Priority Tax Claim, TAC Notes Claim, TCH First Priority Notes Claim, TCH Second Priority Notes Claim, DJT Secured Notes Claim, Intercompany Claim, Other Secured Claim, or Claims arising out of Old THCR Stock Rights, and shall include any deficiency Claim of a holder of a Secured Claim (other than a deficiency Claim of a holder of a TAC Notes Claim, TCH First Priority Notes Claim or TCH Second Priority Notes Claim, if any).

Impaired	means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Indenture Trustee	means U.S. Bank National Association (as successor in interest to First Bank National Association) in its capacity as trustee, registrar and paying agent under the indentures governing the TAC Notes, TCH First Priority Notes and TCH Second Priority Notes.

Initial Board	shall have the meaning set forth in Section 5.04 of the Plan.

Intercompany Claims	means all Claims that are or could be asserted by any Debtor(s) or its/their Estate(s) against any other Debtor(s) or its/their Estate(s).

Interest	means any equity security (as defined in section 101(16) of the Bankruptcy Code) of any of the Debtors.

Lien	has the meaning set forth in section 101(37) of the Bankruptcy Code.

Miss Universe Assignment Agreement	means that certain Assignment and Assumption Agreement, among THCR Holdings, DJT and Trump Pageants, Inc., a New York corporation, in the form attached to the Disclosure Statement as Exhibit Q, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

Net Available Cash	means, with respect to distributions to holders of TCH First Priority Notes, the amount of $21.25 million in Cash minus the amount in Cash allocated to holders of TCH First Priority Notes that elect a Pro Rata distribution of New Common Stock and Cash (or that do not specify any preference as to distribution).

Net Available New Common Stock	means (i) with respect to distributions to holders of the TAC Notes, 26,325,562 shares of New Common Stock minus the number of shares of New Common Stock allocated to holders of the TAC Notes that elect a Pro Rata distribution of New Notes and New Common Stock (or that do not specify any preference as to distribution) and (ii) with respect to distributions to the holders of TCH First Priority Notes, 582,283 shares of New Common Stock minus the number of shares of New Common Stock allocated to holders of the TCH First Priority Notes that elect a Pro Rata distribution of New Common Stock and Cash (or that do not specify any preference as to distribution).

Net Available New Notes	means, with respect to distributions to holders of TAC Notes, New Notes with an aggregate face amount equal to approximately $777.3 million minus the aggregate face amount of New Notes allocated to holders of TAC Notes that elect a Pro Rata distribution of New Notes and New Common Stock (or that do not specify any preference as to distribution).

New Class A Warrants	means those certain one (1)-year warrants, which will be issued in part to: (i) holders of Old THCR Shares; and (ii) DJT, to acquire up to an aggregate of 3,425,193 shares of New Common Stock at an exercise price of $14.60 per share of New Common Stock, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, the Official Committee, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New Class A Warrants Proceeds	means (i) the Cash proceeds from the exercise of the New Class A Warrants (plus any interest accrued thereon) and (ii) that portion of the Reserve Shares to be distributed to the holders of the TAC Notes.

New Class A Warrants Record Date	means February 9, 2005.

New Class B Common Stock	means the authorized and issued shares of Class B common stock of Reorganized THCR, par value $0.001 per share, as authorized under Section 5.11(d) of the Plan and Reorganized THCR’s Certificate of Incorporation, as of the Effective Date.

New Class 11 Class A Warrants	means that subset of the New Class A Warrants issued to holders of Old THCR Shares to acquire up to an aggregate number of 2,207,260 shares of New Common Stock at an exercise price of $14.60 per share of New Common Stock, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, the Official Committee, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New Common Stock	means the 50,000,000 shares of common stock of Reorganized THCR, par value $0.001 per share, authorized hereunder on the Effective Date and any additional shares authorized for the purposes specified herein.

New Common Stock Cut Back[3]	means (i) with respect to any holder of TAC Notes that elects to maximize its recovery in New Common Stock, the difference between (a) approximately 61.21 shares of New Common Stock per $1,000 of principal amount of such holder’s TAC Notes and (b) the number of shares of New Common Stock that such holder actually receives on account of its TAC Notes, and (ii) with respect to any holder of TCH First Priority Notes that elects to maximize such holder’s recovery in New Common Stock, the difference between (a) approximately 4.80 shares of New Common Stock per $1,000 of principal amount of its TCH First Priority Notes and (b) the number of shares of New Common Stock that such holder actually receives on account of its TCH First Priority Notes.

New DJT Class A Warrants	means that subset of the New Class A Warrants issued to DJT to acquire up to 1,217,933 shares of New Common Stock at an exercise price of $14.60 per share of New Common Stock, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, the Official Committee, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New DJT Warrant	means that certain ten (10)-year warrant issued to DJT to acquire up to 1,446,706 shares of New Common Stock at an exercise price of $21.90 per share of New Common Stock, subject to adjustment for dilution as provided in the New DJT Warrant, in the form attached to the Disclosure Statement as Exhibit P, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New Note Cut Back[4]	means, with respect to any holder of TAC Notes that elects to maximize its recovery in New Notes, the difference between (i) New Notes with a face amount equal to approximately 89.36% of its TAC Notes and (ii) New Notes that it actually receives on account of its TAC Notes.

3	Represents the shares of New Common Stock that a Holder of TAC Notes or TCH First Priority Notes, as the case may be, would receive if such holder were to maximize its recovery in New Common Stock, less the shares of New Common Stock that such holder actually receives on account of its TAC Notes or TCH First Priority Notes, as the case may be, under the Plan.
4	Represents the aggregate principal amount of New Notes that a holder of TAC Notes would receive if such holder were to maximize its recovery in New Notes, less the aggregate principal amount of New Notes that such holder actually receives on account of its TAC Notes under the Plan.

New Notes	means the 8.5% Senior Second Priority Mortgage Notes due on the tenth (10th) anniversary of the Effective Date, in the aggregate principal amount of $1,250,000,000, to be issued by Reorganized THCR Holdings and Reorganized Trump Hotels & Casino Resorts Funding, Inc. under the New Notes Indenture, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New Notes Indenture	means that certain Indenture, dated as of the Effective Date, among Reorganized THCR Holdings and Reorganized Trump Hotels & Casino Resorts Funding, Inc., as issuers, the guarantors named therein and the New Notes indenture trustee, pursuant to which the New Notes will be issued, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New THCR Exchange Rights Agreement	means that certain exchange and registration rights agreement, by and among Reorganized THCR, Reorganized THCR Holdings, DJT and TCI, which shall become effective as of the Effective Date, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New THCR Holdings Class A Interests	means the “Class A Units” defined in the New THCR Partnership Agreement.

New THCR Holdings Class B Interests	means the “Class B Units” defined in the New THCR Partnership Agreement.

New THCR Holdings LP Interests	means the New THCR Holdings Class A Interests and New THCR Holdings Class B Interests.

New THCR Partnership Agreement	means that certain partnership agreement of Reorganized THCR Holdings, by and among DJT, TCI, Reorganized THCR and TCI 2 Holdings, LLC, a wholly owned subsidiary of Reorganized THCR, which shall become effective as of the Effective Date, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

New THCR Stock Incentive Plan	means that certain stock incentive plan of Reorganized THCR, which shall become effective as of the Effective Date, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

Official Committee	means the committee of equityholders of THCR, appointed in the Chapter 11 Cases by the Office of the United States Trustee, as its composition may be changed from time to time by the addition, resignation and/or removal of its members.

Old Other Subsidiary Equity	means all authorized and issued shares of common stock or member units of each Other Subsidiary, and any right, contractual or otherwise, to acquire any common shares or units of Old Other Subsidiary Equity, existing prior to the Petition Date.

Old THCR Class B Common Stock	means the authorized and issued shares of Class B common stock of THCR, par value of $0.01 per share.

Old THCR Common Stock	means all authorized and issued shares of common stock of THCR, par value of $0.01 per share, and any right, contractual or otherwise, to acquire any common shares of THCR, existing prior to the Reverse Stock Split.

Old THCR Common Stock Equivalents	means, collectively, Old THCR Common Stock, Old THCR Holdings LP Interests, and Old THCR Class B Common Stock.

Old THCR Holdings GP Interests	means those certain general partnership interests of THCR Holdings, issued pursuant to the third amended and restated agreement of limited partnership of THCR Holdings, dated as of October 7, 1996, by and among THCR, DJT, THCR/LP, TCI and TCI 2.

Old THCR Holdings Interests	means, collectively, the Old THCR Holdings GP Interests and Old THCR Holdings LP Interests.

Old THCR Holdings LP Interests	means those certain limited partnership interests of THCR Holdings, issued pursuant to the third amended and restated agreement of limited partnership of THCR Holdings, dated as of October 7, 1996, by and among THCR, DJT, THCR/LP, TCI and TCI 2.

Old THCR Preferred Stock	means the authorized but unissued preferred stock of THCR, par value of $1.00 per share.

Old THCR Securities	means the Old THCR Common Stock, the Old THCR Class B Common Stock, the Old THCR Holdings

Interests, the Old THCR Preferred Stock, the Old Other Subsidiary Equity, the TAC Notes, TCH First Priority Notes and TCH Second Priority Notes.

Old THCR Shares	means all Old THCR Common Stock, except the Old THCR Common Stock held by DJT.

Old THCR Stock Incentive Plan	means THCR’s 1995 Stock Incentive Plan, as amended.

Old THCR Stock Rights	means, collectively, any options, warrants and any other rights to purchase or otherwise acquire Old THCR Securities, and any stock appreciation or similar rights relating to any Old THCR Securities, existing prior to the Effective Date.

Other Secured Claim	means a Claim on the list Filed with the Bankruptcy Court at least ten (10) days prior to the voting deadline for the submission of ballots for acceptance or rejection of the Plan.

Other Subsidiaries	means Trump Taj Mahal Associates, Trump Plaza Associates, Trump Marina Associates, L.P., Trump Indiana Realty, LLC, Trump Indiana Casino Management, LLC, Trump Hotels & Casino Resorts Development Company, LLC, Trump Hotels & Casino Resorts Funding, Inc. and Trump Indiana, Inc.

Person	means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders, or other entity.

Petition Date	means November 21, 2004, the date on which each of the Debtors Filed its respective petition for relief in the Bankruptcy Court commencing the Chapter 11 Cases.

Plan	means this Joint Chapter 11 Plan of Reorganization for each of the Debtors, as it may be amended or modified from time to time, together with all addenda, exhibits, schedules, supplements or other attachments, if any. If the Plan is withdrawn as the Plan for a particular Debtor, the defined term “Plan” shall not include the plan for such Debtor.

Plan Supplement	means the supplement containing the forms of documents specified in Section 10.11 of the Plan.

Postpetition Tax Claims	means Administrative Claims and other Claims by a governmental unit for taxes against any of the Debtors (and for interest and/or penalties related to such taxes) for any tax year or period, which Claims arise from and including the Petition Date through and including the Effective Date.

Priority Claim	means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code.

Priority Intercreditor Agreement	means that certain Priority Intercreditor Agreement, dated as of March 25, 2003, by and among U.S. Bank National Association, as Collateral Agent, First Priority Trustee and Second Priority Trustee, and acknowledged and consented to by Trump Casino Holdings, LLC, Trump Casino Funding, Inc. and the other pledgors signatory thereto.

Priority Tax Claim	means any unsecured Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata	means, with respect to any distribution on account of an Allowed Claim or Allowed Interest with respect to a particular Debtor, a proportionate share, so that (i) the ratio of the consideration distributed on account of an Allowed Claim or Allowed Interest in a Class to the amount of such Allowed Claim or Allowed Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Interests in such Class to the amount of all Allowed Claims or Allowed Interests in such Class and (ii) for each holder of an Allowed Claim in Class 1, 2 or 3 that does not select the treatment described in (i) with respect to such Claim, the ratio of (A) the aggregate consideration distributed on account of all Allowed Claims of holders within the same Class that have elected the same treatment to (B) the aggregate amount of all Allowed Claims of holders within the same Class that have elected the same treatment.

Registration Rights Agreement	means that certain registration rights agreement of Reorganized THCR and Reorganized THCR Holdings, for the benefit of certain holders or beneficial owners of New Common Stock and/or New Notes, which shall become effective as of the Effective Date, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

Reinstated	means, (x) with respect to a Claim, (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the holder on any right to accelerate its Claim, and (iv) the legal, equitable and contractual rights of such holder will not otherwise be altered, and (y) with respect to an Interest, the legal, equitable and contractual rights of the holder of such Interest will not be altered; provided that, to the extent that any Claim or Interest against a particular Debtor is reinstated, the funding to cure any defaults or compensate the holder of such Claim or Interest for such damages on account of such Claim or Interest shall be satisfied by funds from such Debtor.

Reorganized Debtor(s)	means, on and after the Effective Date, the Debtors as reorganized pursuant to the Plan, as the case may be and, in each case, to the extent applicable. The Reorganized Debtors will be comprised of Reorganized THCR, Reorganized THCR Holdings, TCI 2 Holdings, LLC and the Reorganized Other Subsidiaries.

Reorganized Other Subsidiaries	means, on and after the Effective Date, the Other Subsidiaries (as reorganized pursuant to the Plan).

Reorganized THCR	means, on and after the Effective Date, THCR (as reorganized pursuant to the Plan).

Reorganized THCR Holdings	means, on and after the Effective Date, THCR Holdings (as reorganized pursuant to the Plan).

Reserve Shares	means 3,425,193 shares of New Common Stock reserved for (i) issuance on exercise of the New Class A Warrants (including the New Class 11 Class A Warrants and the New DJT Class A Warrants) and (ii) to the extent any of the New Class A Warrants are not exercised, distribution to the holders of the TAC Notes as part of the New Class A Warrants Proceeds on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date.

Restructuring Support Agreement	means that certain restructuring support agreement, dated as of October 20, 2004, by and among THCR, Trump Atlantic City Associates, Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc., Trump Atlantic City Funding III, Inc., Trump Casino Holdings, LLC, Trump Casino Funding, Inc., DJT and the holders of the TAC Notes and/or TCH Notes that are signatory thereto, attached to the Disclosure Statement as Exhibit I.

Reverse Stock Split	means the 1000 to 1 reverse stock split of Old THCR Common Stock effected under Section 5.11(b) of the Plan on or immediately prior to the Effective Date.

Scheduled	means set forth on the Schedules.

Schedules	means the schedules of assets and liabilities Filed by any Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and modifications thereto through the Confirmation Date.

Secured Claim	means any Claim secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

TAC Cash Distribution	means an amount in Cash equal to simple interest accrued on approximately $777.3 million of New Notes at the rate of 8.5% per annum from the last scheduled date for which interest was paid on the TAC Notes to the Effective Date, minus the amount of the TAC Prepayment, if any.

TAC Noteholder Committee	means the informal committee organized pre-petition and composed of certain holders of TAC Notes in connection with the Debtors’ pre-petition efforts to commence and facilitate negotiations of a restructuring of the TAC Notes.

TAC Notes	means (i) the 11.25% First Mortgage Notes due 2006 of Trump Atlantic City Associates and Trump Atlantic City Funding, Inc., (ii) the 11.25% First Mortgage Notes due 2006 of Trump Atlantic City Associates and Trump Atlantic City Funding II, Inc., and (iii) the 11.25% First Mortgage Notes due 2006 of Trump Atlantic City Associates and Trump Atlantic City Funding III, Inc.

TAC Notes Claims	means all Claims against the issuers and guarantors of the TAC Notes arising out of the TAC Notes and the indentures, guarantees, Collateral Agency Agreement and other documents related to, governing or providing security or collateral for the TAC Notes.

TAC Prepayment	means any payment by a Debtor of the obligations arising under the TAC Notes pursuant to paragraph 3(a)(i) of the Adequate Protection Order (or such similar prepayment provision included in any final adequate protection order entered in the Chapter 11 Cases).

TCAP Claims	means claims of participants in the Trump Capital Accumulation Plan based on breach of fiduciary duty.

TCH First Cash Distribution	means an amount in Cash equal to simple interest accrued on $425.0 million at the rate of 12.625% per annum from the last scheduled date for which interest was paid with respect to the TCH First Priority Notes to the Effective Date, minus the amount of the TCH First Prepayment, if any.

TCH First Prepayment	means any payment by a Debtor of the obligations arising under the TCH First Priority Notes pursuant to paragraphs 3(a)(i) and (iii) of the Adequate Protection Order (or such similar prepayment provision included in any final adequate protection order entered in the Chapter 11 Cases).

TCH First Priority Notes	means the 11.625% First Priority Mortgage Notes due 2010 of Trump Casino Holdings, LLC and Trump Casino Funding, Inc.

TCH First Priority Notes Claims	means all Claims against the issuers and guarantors of the TCH First Priority Notes arising out of the TCH First Priority Notes and the indentures, guarantees, Priority Intercreditor Agreement and other documents related to, governing or providing security or collateral for the TCH First Priority Notes.

TCH Noteholder Committee	means the informal committee organized pre-petition and composed of certain holders of the TCH Notes in connection with the Debtors’ pre-petition efforts to commence and facilitate negotiations of a restructuring of the TCH Notes.

TCH Second Cash Distribution	means an amount in Cash equal to simple interest accrued on (A) $54.6 million at the rate of 18.625% per annum from the last scheduled date for which interest was paid with respect to the TCH Second Priority Notes to the earlier of the Effective Date or ninety (90) days after the Petition Date and (B) approximately $47.7 million at the annual rate of 8.5% per annum from the ninety-first (91st) day after the Petition Date through the Effective Date, but only in the event the Effective Date occurs more than ninety (90) days after the Petition Date, minus the amount of the TCH Second Prepayment, if any.

TCH Second Prepayment	means any payment by a Debtor of the obligations arising under the TCH Second Priority Notes pursuant to paragraph 3(a)(i) of the Adequate Protection Order (or such similar prepayment provision included in any final adequate protection order entered in the Chapter 11 Cases).

TCH Second Priority Notes	means the 17.625% Second Priority Mortgage Notes due 2010 of Trump Casino Holdings, LLC and Trump Casino Funding, Inc., including any such notes issued as payments-in-kind thereon.

TCH Second Priority Notes Claims	means all Claims against the issuers and guarantors of the TCH Second Priority Notes arising out of the TCH Second Priority Notes and the indentures, guarantees, Priority Intercreditor Agreement and other documents related to, governing or providing security or collateral for the TCH Second Priority Notes, other than the Claims held by DJT under the TCH Second Priority Notes beneficially owned by him or any of his affiliates.

TCI	means Trump Casinos, Inc., a New Jersey corporation.

TCI 2	means Trump Casinos II, Inc., a Delaware corporation.

TCI 2 Merger Agreement	means that certain agreement and plan of merger, between TCI 2 Holdings, LLC and TCI 2, which shall become effective prior to the Effective Date, in the form set forth in the Plan Supplement, with such modifications as are acceptable to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee.

THCR	means Trump Hotels & Casino Resorts, Inc., a Delaware corporation, and one of the Debtors herein.

THCR Holdings	means Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership, and one of the Debtors herein.

THCR/LP	means THCR/LP Corporation, a New Jersey corporation, and one of the Debtors herein.

Transfer Agent	means Continental Stock Transfer Company.

Unimpaired	means, with reference to a Claim or Interest, that the Class in which such Claim or Interest is classified is not Impaired. A Claim or Interest in a Class that is Unimpaired is not entitled to vote on the Plan.

World’s Fair Negative Covenant	means a restriction to be set forth in the deed of the World’s Fair Site, which prevents the purchaser of the

World’s Fair Site, or any successor, assign, lessee or occupant of the World’s Fair Site (or any portion thereof) from developing or conducting any activities relating to or supporting the business of owning, operating, managing or developing a casino or similar facility in which a principal business activity is the taking or receiving of bets or wagers upon the result of games of chance or skill, on, or associated with, the World’s Fair Site.

World’s Fair Sale Expenses	means the sale expenses related to the sale of the World’s Fair Site, which expenses may include the fees and costs of a broker/auctioneer retained for purposes of selling the World’s Fair Site and the Debtors’ portion (as seller) of sale, transfer or document taxes (to the extent applicable), but which expenses shall exclude any obligations of the Debtors to any income taxing authorities arising from the sale of the World’s Fair Site.

World’s Fair Sale Proceeds	means the proceeds, net of the World’s Fair Sale Expenses, of the sale of the World’s Fair Site, as restricted by the World’s Fair Negative Covenant, pursuant to section 363 of the Bankruptcy Code.

World’s Fair Site	means the parcels of land (together with any appurtenances, lease and certain rights) in Atlantic City, New Jersey described specifically on Exhibit R to the Disclosure Statement, constituting the former World’s Fair site.

Section 2.02 Interpretation and Computation of Time

(a)	Rules of Interpretation.

For purposes of the Plan: (i) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (ii) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (iii) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, Articles and Exhibits are references to paragraphs, Articles and Exhibits of or to the Plan; (iv) the words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (v) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; (vi) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (vii) all Exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan; (viii) all documents set forth in the Plan Supplement are incorporated into the Plan, provided that they are Filed no later than five (5) days before the deadline to vote to accept or reject the Plan; and (ix) unless otherwise specified herein, the term “Debtors” includes THCR and each of the Debtors listed on Schedule A.

(b)	Time Periods.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

The following sections designate the Classes of Claims and Interests and their respective treatment under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified (but are nonetheless described below). A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes, and only against the particular Debtor. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest that is not an Allowed Claim or an Allowed Interest.

Section 3.01 Classified Claims and Interests

Class	Status	Voting Rights
Class 1 (TAC Notes Claims)	Impaired	Entitled to Vote

Class 2 (TCH First Priority Notes Claims)	Impaired	Entitled to Vote

Class 3 (TCH Second Priority Notes Claims)	Impaired	Entitled to Vote

Class 4 (DJT Secured Notes Claim)	Impaired	Entitled to Vote

Class 5 (Other Secured Claims against each Debtor)	Unimpaired with respect to subsections (i) and (v) of the paragraph entitled, “Treatment” under Section 3.04(e); Impaired with respect to subsections (ii), (iii), (iv) and (vi) of such paragraph	Unimpaired holders will not be entitled to vote; Impaired holders will be entitled to vote

Class 6 (Priority Claims)	Unimpaired	Not entitled to Vote

Class 7 (General Unsecured Claims against each Debtor)	Unimpaired	Not entitled to Vote

Class	Status	Voting Rights
Class 8 (Intercompany Claims)	Unimpaired	Not entitled to Vote

Class 9 (Old Equity Interests of Other Subsidiaries)	Unimpaired	Not entitled to Vote

Class 10 (Old THCR Holdings GP Interests)	Impaired	Entitled to Vote

Class 11 (Old THCR Common Stock Equivalents)	Impaired	Entitled to Vote

Class 12 (Old THCR Stock Rights and Claims Arising out of such Old THCR Stock Rights)	Impaired	Not entitled to Vote

Section 3.02 Unclassified Claims

(a)	Administrative Claims

(b)	Priority Tax Claims

GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

Section 3.03 Unclassified Claims (Applicable to All Debtors)

(a)	Administrative Claims.

(i)	General.

Subject to (x) the bar date provisions set forth in Section 3.03(a)(iii) herein and (y) additional requirements for professionals and certain other entities set forth below, each of the Reorganized Debtors, as applicable, shall pay to each holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Claim on the later (A) of thirty (30) days after such Claim becomes Allowed or (B) the Effective Date (or as soon as practicable thereafter) unless the holder and the Debtors or Reorganized Debtors, as the case may be, agree in writing to other treatment of such Claim. Payment on an Administrative Claim that arose in the ordinary course of the Debtors’ business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.

(ii)	Payment Of Statutory Fees.

On or before the Effective Date, all fees then payable pursuant to 28 U.S.C. § 1930 shall be paid in Cash equal to the amount of such Administrative Claim.

(iii)	Bar Date For Administrative Claims.

1)	General Provisions.

Except for Administrative Claims of professionals requesting compensation or reimbursement of expenses, which are addressed in Section 3.03(a)(iii)(2) below, and except as otherwise provided below, for (i) non-tax liabilities incurred in the ordinary course of business by each Debtor in Possession and (ii) Postpetition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for each of the Reorganized Debtors no later than (x) thirty (30) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such thirty (30)-day period. Holders of Administrative Claims (including, without limitation, the holders of any Claims for federal, state or local taxes, but excluding Claims of professionals requesting compensation or reimbursement of expenses) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.

2)	Professionals.

(A)	All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 322, 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Chapter 11 Cases) shall File and serve on the Reorganized Debtors an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such sixty (60)-day period.

(B)	Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, and the professionals (or other Persons) to whose application the objections are addressed on or before (i) thirty (30) days after such application is Filed and served or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such thirty (30)-day period or upon agreement between the Reorganized Debtors and the affected professional (or other Person).

(C)	Any professional fees and reimbursements or expenses incurred by the Debtors or the Reorganized Debtors subsequent to the Confirmation Date may be paid by the Reorganized Debtors without application to, or order of, the Bankruptcy Court.

3)	Ordinary Course Liabilities.

Holders of Administrative Claims based on liabilities incurred post-petition in the ordinary course of the Debtors’ business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the Reorganized Debtors, as appropriate, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

4)	Tax Claims.

All requests for payment of Postpetition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.

(b)	Treatment of Priority Tax Claims.

Except as otherwise agreed to by the Reorganized Debtors and the applicable taxing agency, the Reorganized Debtors, as appropriate, shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six (6) years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on June 1 and December 1, with the first installment due on June 1 or December 1 after the latest of: (a) the Effective Date, (b) thirty (30) days after the date on which an order of the Bankruptcy Court allowing such Priority Tax Claim becomes a Final Order, and (c) such other time or times as may be agreed to by the holder of such Allowed Priority Tax Claim and the applicable Reorganized Debtor. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of four (4)% per annum or as otherwise established by the Bankruptcy Court; provided, however, that the Reorganized Debtors, as appropriate, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

(c)	Treatment of Claims Under the DIP Facility.

On the Effective Date, all outstanding Claims under the DIP Facility shall be paid and satisfied, in full, by the Debtors.

Section 3.04 Treatment of Classified Claims Against and Interests in the Debtors

The timing and procedures for all distributions specified in this section are governed by Section 8.02 (Method of Distributions Under the Plan), as modified by Section 8.05 (Disputed Claims and Disputed Interests; Reserve and Estimations).

(a)	Class 1 – TAC Notes Claims.

Classification. Class 1 consists of Allowed TAC Notes Claims.

Allowance. For purposes of the Plan, the TAC Notes Claims are deemed Allowed in the amount of $1,300,000,000, plus interest at the contract rate for such notes from May 2, 2004, through and including the Effective Date, plus reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of indemnities of the Indenture Trustees for each of the TAC Notes and the Collateral Agent for the TAC Notes.

Election. The distribution to holders of Claims in Class 1 shall be made on the Effective Date or as soon as practicable thereafter, and shall include the TAC Cash Distribution, the New Class A Warrants Proceeds, approximately $777,336,750 in aggregate face amount of New Notes and 26,325,562 shares of New Common Stock. By timely submitting an Election Form, holders of TAC Notes Claims may elect to (i) receive a Pro Rata share of New Notes and New Common Stock, (ii) maximize their distribution of New Notes, or (iii) maximize their distribution of New Common Stock. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of New Notes and New Common Stock.

Timing for Distribution of New Class A Warrants Proceeds. Pursuant to the Plan, Reorganized THCR will issue New Class A Warrants, which will entitle the holders thereof to purchase up to 3,425,193 shares of New Common Stock for an aggregate purchase price of approximately $50,000,000 ($14.60 per share). Holders of Claims in Class 1 will receive the proceeds from the exercise of the New Class A Warrants (and interest accrued thereon, if any) and any portion of the Reserve Shares held by Reorganized THCR on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Distribution of such Cash proceeds or Reserve Shares will not take place until after the first (1st) anniversary of the Effective Date.

Treatment.

Pro Rata Election. A holder of TAC Notes that elects Pro Rata treatment shall receive:

(i)	its Pro Rata share of the TAC Cash Distribution;

(ii)	its Pro Rata share of the New Class A Warrants Proceeds;

(iii)	its Pro Rata share of approximately $777,336,750 in aggregate face amount of New Notes; and

(iv)	its Pro Rata share of 26,325,562 shares of New Common Stock.

New Notes Election. A holder of TAC Notes that elects to maximize its recovery in New Notes shall receive:

(i)	its Pro Rata share of the TAC Cash Distribution;

(ii)	its Pro Rata share of the New Class A Warrants Proceeds;

(iii)	New Notes with a face amount equal to approximately $893.56 per $1,000 principal amount of its TAC Notes,[5] provided that if the aggregate amount of New Notes that would be allocated to all holders of TAC Notes making this election exceeds the Net Available New Notes, the aggregate face amount of New Notes distributed to all holders of TAC Notes making this election shall be equal to the Net Available New Notes, which shall be distributed Pro Rata based on the face amount of TAC Notes held by all such electing holders; and

(iv)	one (1) share of New Common Stock for each approximately $14.60 of the New Note Cut Back for such holder.[6]

New Common Stock Election. A holder of TAC Notes that elects to maximize its recovery in New Common Stock shall receive:

(i)	its Pro Rata share of the TAC Cash Distribution;

(ii)	its Pro Rata share of the New Class A Warrants Proceeds;

(iii)	approximately 61.21 shares of New Common Stock per $1,000 of principal amount of its TAC Notes,[7] provided that if the aggregate number of shares of New Common Stock that would be allocated to all holders of TAC Notes making this election exceeds the Net Available New Common Stock, the number of shares of New Common Stock distributed to all holders of TAC Notes making this election shall be equal to the Net Available New Common Stock, which shall be distributed Pro Rata based on the face amount of TAC Notes held by all such electing holders; and

(iv)	New Notes in the face amount of approximately $14.60 for each one (1) share of New Common Stock of the New Common Stock Cut Back for such holder.[8]

[5]	Represents the aggregate principal amount of New Notes that a holder of TAC Notes would receive if such holder were to maximize its recovery in New Notes under the Plan.
[6]	Under this mechanism, if holders of TAC Notes elect to receive an aggregate principal amount of New Notes that exceeds the amount of New Notes available for distribution to such holders (taking into account the aggregate principal amount of New Notes that are allocated to TAC Noteholders under the Plan, less any New Notes that will be distributed to holders of TAC Notes electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available New Notes. Such holders will receive the remainder of their recovery in shares of New Common Stock (valued at approximately $14.60 per share), in addition to their Pro Rata share of the TAC Cash Distribution and the New Class A Warrants Proceeds.
[7]	Represents the shares of New Common Stock that a holder of TAC Notes would receive if such holder were to maximize its recovery in New Common Stock under the Plan.
[8]	Under this mechanism, if holders of TAC Notes elect to receive shares of New Common Stock that exceed the shares of New Common Stock available for distribution to such holders (taking into account the shares of New Common Stock that are allocated to TAC Noteholders under the Plan, less any New Common Stock that will be distributed to holders of TAC Notes electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available New Common Stock. Such holders will receive the remainder of their recovery in New Notes, in addition to their Pro Rata share of the TAC Cash Distribution and the New Class A Warrants Proceeds.

Notwithstanding the foregoing, no holder of TAC Notes shall be entitled to receive New Common Stock which represents more than fifteen (15) percent of the New Common Stock (assuming the exchange of DJT’s New THCR Holdings LP Interests for New Common Stock and no New Class A Warrants are exercised) solely as a result of making a New Common Stock election. If, as a result of a New Common Stock election by a holder of TAC Notes, such holder would be entitled to receive as a distribution shares of New Common Stock in excess of such fifteen (15) percent threshold, such holder shall be deemed to make the New Common Stock election with respect to that portion of such holder’s TAC Note, if any, such that such holder would not exceed such fifteen (15) percent threshold.

Indenture Trustee and Collateral Agent Claims. The reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of the indemnities of the Indenture Trustees for each of the TAC Notes and the Collateral Agent for the TAC Notes shall be treated in accordance with Section 5.10 of the Plan.

Voting. Class 1 is Impaired and holders of Claims in Class 1 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided herein, the adequate protection provided or received by the holders of Claims in Class 1 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

(b)	Class 2 – TCH First Priority Notes Claims.

Classification. Class 2 consists of Allowed TCH First Priority Notes Claims.

Allowance. For purposes of the Plan, the TCH First Priority Notes Claims are deemed Allowed in the amount of $454,750,000, plus interest at the contract rate for such notes from September 16, 2004, through and including the Effective Date, plus reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of indemnities for the Indenture Trustee for the TCH First Priority Notes and the Collateral Agent for the TCH Notes.

Election. The distribution to holders of Claims in Class 2 shall be made on the Effective Date or as soon as practicable thereafter, and shall include the TCH First Cash Distribution, $425,000,000 in aggregate face amount of New Notes, additional Cash in the amount of $21,250,000 and 582,283 shares of New Common Stock. By timely submitting an Election Form, holders of TCH First Priority Notes Claims may elect to (i) receive a Pro Rata share of the $21,250,000 of Cash and New Common Stock, (ii) maximize their distribution of Cash, or (iii) maximize their distribution of New Common Stock. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of the $21,250,000 of Cash and New Common Stock.

Treatment.

Pro Rata Election. A holder of TCH First Priority Notes that elects Pro Rata treatment shall receive:

(i)	its Pro Rata share of the TCH First Cash Distribution;

(ii)	its Pro Rata share of $425,000,000 in aggregate face amount of New Notes;

(iii)	its Pro Rata share of $21,250,000 of Cash; and

(iv)	its Pro Rata share of 582,283 shares of New Common Stock.

Cash Election. A holder of TCH First Priority Notes that elects to maximize its recovery in Cash shall receive:

(i)	its Pro Rata share of the TCH First Cash Distribution;

(ii)	its Pro Rata share of $425,000,000 in aggregate face amount of New Notes;

(iii)	approximately $70 of Cash per $1,000 of principal face amount of its TCH First Priority Notes,[9] provided that if the aggregate amount of Cash that would be allocated to all holders of TCH First Priority Notes making this election exceeds the Net Available Cash, the Cash distributed to all holders of TCH First Priority Notes making this election shall be equal to the Net Available Cash, which shall be distributed Pro Rata based on the face amount of TCH First Priority Notes held by all such electing holders; and

(iv)	one (1) share of New Common Stock for each approximately $14.60 of the Cash Cut Back for such holder.[10]

New Common Stock Election. A holder of TCH First Priority Notes that elects to maximize its recovery in New Common Stock shall receive:

(i)	its Pro Rata share of the TCH First Cash Distribution;

(ii)	its Pro Rata share of $425,000,000 in aggregate face amount of New Notes;

[9]	Represents the amount of Cash that a holder of TCH First Priority Notes would receive if such holder were to maximize its recovery in Cash under the Plan.
[10]	Under this mechanism, if holders of TCH First Priority Notes elect to receive an amount in Cash that exceeds the Cash available for distribution to such holders (taking into account the aggregate principal amount of Cash that is allocated to TCH First Priority Noteholders under the Plan, less any Cash that will be distributed to holders of TCH First Priority Notes electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available Cash. Such holders will receive the remainder of their recovery in shares of New Common Stock (valued at approximately $14.60 per share), in addition to their Pro Rata share of the TCH First Cash Distribution and the New Notes allocated to TCH First Priority Noteholders under the Plan.

(iii)	approximately 4.80 shares of New Common Stock per $1,000 of principal face amount of its TCH First Priority Notes,[11] provided that if the aggregate amount of New Common Stock that would be allocated to all holders of TCH First Priority Notes making this election exceeds the Net Available New Common Stock, the number of shares of New Common Stock distributed to all holders of TCH First Priority Notes making this election shall be equal to the Net Available New Common Stock, which shall be distributed Pro Rata based on the face amount of TCH First Priority Notes held by all such electing holders; and

(iv)	Cash in the amount of approximately $14.60 for each one (1) share of New Common Stock of the New Common Stock Cut Back for such holder.[12]

Indenture Trustee and Collateral Agent Claims. The reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of the indemnities of the Indenture Trustee for the TCH First Priority Notes and the Collateral Agent for the TCH First Priority Notes shall be treated in accordance with Section 5.10 of the Plan.

Voting. Class 2 is Impaired and the holders of Claims in Class 2 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided herein, the adequate protection provided or received by the holders of Claims in Class 2 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

(c)	Class 3 – TCH Second Priority Notes Claims.

Classification. Class 3 consists of Allowed TCH Second Priority Notes Claims.

Allowance. For purposes of the Plan, the TCH Second Priority Notes Claims are deemed Allowed in the amount of $54,555,621, plus interest at the contract rate for such notes from September 16, 2004, through and including the Effective Date, plus reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of indemnities for the Indenture Trustee for the TCH Second Priority Notes and the Collateral Agent for the TCH Notes.

Consensual Treatment. If Class 3 accepts the Plan, each holder of an Allowed TCH Second Priority Notes Claim shall receive on the Effective Date or as soon as practicable thereafter:

[11]	Represents the shares of New Common Stock that a holder of TCH First Priority Notes would receive if such holder were to maximize its recovery in New Common Stock under the Plan.
[12]	Under this mechanism, if holders of TCH First Priority Notes elect to receive shares of New Common Stock that exceed the shares of New Common Stock available for distribution to such holders (taking into account the shares of New Common Stock that are allocated to holders of TCH First Priority Notes under the Plan, less any New Common Stock that will be distributed to TCH First Priority Noteholders electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available New Common Stock. Such holders will receive the remainder of their recovery in Cash, in addition to their Pro Rata share of the TCH First Cash Distribution and the New Notes allocated to TCH First Priority Noteholders under the Plan.

(i)	its Pro Rata share of the TCH Second Cash Distribution;

(ii)	its Pro Rata share of approximately $2,319,001 of additional Cash;

(iii)	its Pro Rata share of approximately $47,663,250 in aggregate face amount of New Notes; and

(iv)	its Pro Rata share of 145,116 shares of New Common Stock.

Non-Consensual Treatment. If Class 3 rejects the Plan, the holders of the TCH Second Priority Notes Claims shall receive such treatment that the Bankruptcy Court determines satisfies the minimum requirements of section 1129(b) of the Bankruptcy Code and any recoveries on account of such Claims may be adversely affected in the event certain provisions of the Priority Intercreditor Agreement are enforced.

Indenture Trustee and Collateral Agent Claims. The reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of the indemnities of the Indenture Trustee for the TCH Second Priority Notes and the Collateral Agent for the TCH Second Priority Notes shall be treated in accordance with Section 5.10 of the Plan.

Voting. Class 3 is Impaired and the holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided herein, the adequate protection provided or received by the holders of Claims in Class 3 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

(d)	Class 4 – DJT Secured Notes Claim.

Classification. Class 4 consists of the Allowed DJT Secured Notes Claim.

Allowance. For purposes of the Plan, the DJT Secured Notes Claim is deemed Allowed in the amount of approximately $16,366,686 plus interest at the contract rate for the TCH Second Priority Notes beneficially owned by DJT from September 16, 2004, through and including the Effective Date.

Treatment. The holder of the DJT Secured Notes Claim shall receive from Reorganized THCR Holdings, New THCR Holdings LP Interests exchangeable for 1,043,867 shares of New Common Stock.

Voting. Class 4 is Impaired and the holder of an Allowed Claim in Class 4 is entitled to vote to accept or reject the Plan.

(e)	Class 5 – Other Secured Claims.

Classification. Class 5 consists of the Allowed Other Secured Claims. This Class will be further divided into subclasses designated by letters of the alphabet (Class 5A, Class 5B and so on), so that each holder of any Other Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Class 5 consists of all Other Secured Claims against each Debtor, a list of which will be Filed with the Bankruptcy Court at least ten (10) days prior to the voting deadline for the submission of ballots for acceptance or rejection of the Plan.

Treatment. The Debtors expect that the Claims of the foregoing Class 5 members shall be Unimpaired under subsections (i) and (v) of this paragraph and Impaired under subsections (ii), (iii), (iv) and (vi) of this paragraph. Each Allowed Other Secured Claim in Class 5 shall, in the discretion of the Debtors, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 5 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 5 Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (iii) the property of the Debtors securing such holder’s Allowed Class 5 Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (v) Reinstatement of such Class 5 Claim; or (vi) such other treatment as the Debtor and such holder shall have agreed upon in writing. The Debtors will make the foregoing election and provide notice of such election to the applicable holder of an Allowed Class 5 Claim no later than ten (10) days prior to the initial deadline set by the Debtors for accepting or rejecting the Plan.

Voting. Allowed Claims in Class 5 that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the holders of such Allowed Claims in Class 5 will be deemed to have voted to accept the Plan. Allowed Claims in Class 5 that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

(f)	Class 6 – Priority Claims.

Classification. Class 6 consists of Allowed Priority Claims entitled to priority pursuant to subsection 507(a) of the Bankruptcy Code, other than Allowed Administrative Claims and Allowed Priority Tax Claims.

Treatment. The Plan provides that unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed Priority Claim in Class 6 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim.

Voting. Class 6 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Claims in Class 6 are conclusively presumed to have accepted the Plan and therefore are not entitled to vote on the Plan.

(g)	Class 7 – General Unsecured Claims.

Classification. Class 7 consists of Allowed General Unsecured Claims. Class 7 is a group of subclasses, each of which consists of the Allowed General Unsecured Claims against one of the Debtors. Without limiting the generality of the foregoing, each TCAP Claim shall be treated as a Disputed Claim in the Class 7 subclass for the Debtor against which such TCAP Claim is asserted.

Treatment. The Plan provides that unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed General Unsecured Claim in Class 7 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim. Each holder of a Claim in Class 7 that is entitled to receive interest accruing on or after the Petition Date with respect to such Claim under applicable law will receive interest in an amount sufficient to render such Claim Unimpaired.

Voting. Class 7 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 7 are conclusively presumed to have accepted the Plan and therefore are not entitled to vote on the Plan.

(h)	Class 8 – Intercompany Claims.

Classification. Class 8 consists of all Allowed Intercompany Claims by and among the Debtors.

Treatment. On the Effective Date, all Allowed Intercompany Claims of Other Subsidiaries shall be Reinstated.

Voting. Class 8 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 8 are conclusively presumed to have accepted the Plan.

(i)	Class 9 – Old Equity Interests of Other Subsidiaries.

Classification. Class 9 consists of Allowed Old Equity Interests of Other Subsidiaries.

Treatment. On the Effective Date, all Allowed Old Equity Interests of Other Subsidiaries shall be Reinstated.

Voting. Class 9 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Allowed Old Equity Interests of Other Subsidiaries in Class 9 are conclusively presumed to have accepted the Plan.

(j)	Class 10 – Old THCR Holdings GP Interests.

Classification. Class 10 consists of holders of Old THCR Holdings GP Interests.

Treatment. On the Effective Date, each holder of an Allowed Class 10 Interest shall retain its Old THCR Holdings GP Interests, subject to the terms of the New THCR Partnership Agreement.

Voting. Class 10 is Impaired and the holders of Allowed Old THCR Holdings GP Interests in Class 10 are entitled to vote to accept or reject the Plan.

(k)	Class 11 – Old THCR Common Stock Equivalents.

Classification. Class 11 consists of beneficial owners of (i) Old THCR Common Stock, (ii) Old THCR Holdings LP Interests, which are exchangeable for Old THCR Common Stock pursuant to the Second Amended and Restated Exchange and Registration Rights Agreement, dated as of October 7, 1996, by and among THCR, DJT, TCI and TCI 2, and (iii) Old THCR Class B Common Stock, which entitles the holders thereof to vote with the holders of Old THCR Common Stock as a single class on all matters requiring the approval of stockholders of THCR, with the number of votes equal to the shares of Old THCR Common Stock issuable upon the exchange of such holders’ Old THCR Holdings LP Interests.

Treatment. In the event Class 11 votes to accept the Plan, the TAC Noteholder Committee, the TCH Noteholder Committee, and DJT have consented to the following distribution. On the Effective Date (or, in the case of the World’s Fair Sale Proceeds, as soon as practicable), each holder of an Allowed Class 11 Interest shall:

(i) to the extent such holder holds Old THCR Common Stock, retain its existing shares of Old THCR Common Stock, subject to the Reverse Stock Split and dilution upon issuance of the New Common Stock;

(ii) to the extent such holder held Old THCR Shares as of the New Class A Warrants Record Date, receive, on a Pro Rata basis, (a) New Class 11 Class A Warrants, (b) the World’s Fair Sale Proceeds, and (c) the Class 11 Cash Payment;

(iii) to the extent such holder holds Old THCR Holdings LP Interests, retain its existing Old THCR Holdings LP Interests, subject to the terms of the New THCR Partnership Agreement; and

(iv) to the extent such holder holds Old THCR Class B Common Stock, retain its existing shares of Old THCR Class B Common Stock, which will be reclassified on a one-to-one basis into shares of New Class B Common Stock. The ability of holders of New Class B Common Stock to vote shares of New Common Stock issuable upon the exchange of New THCR LP Interests will be adjusted to account for the Reverse Stock Split.

Voting. Class 11 is Impaired and the holders of Allowed Old THCR Common Stock Equivalents in Class 11 are entitled to vote to accept or reject the Plan.

(l) Class 12 – Interests of Holders of Old THCR Stock Rights and All Claims Arising Out of Such Old THCR Stock Rights.

Classification. Class 12 consists of Allowed Interests of holders of Old THCR Stock Rights and all Claims arising out of such Old THCR Stock Rights.

Treatment. Holders of Allowed Class 12 Claims and Interests shall not receive or retain any Cash or property on account of such Claims and Interests.

Voting. Class 12 is Impaired and deemed to have rejected the Plan.

Section 3.05 Special Provision Regarding Unimpaired Claims or Interests in Unimpaired Classes

Except as otherwise provided in the Plan, nothing shall affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims or Interests classified in Unimpaired Classes, including, but not limited to, all rights with respect to legal and equitable defenses to setoff or recoupments against holders of such Claims or Interests.

ARTICLE IV.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 4.01 Assumption and Cure of Executory Contracts and Unexpired Leases

On the Effective Date, all executory contracts and unexpired leases of the Reorganized Debtors identified on an Exhibit set forth in the Plan Supplement, in form and substance reasonably acceptable to DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, as may be amended prior to the Confirmation Date (the “Contract/Lease Schedule”) are hereby deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. On or before ten (10) days prior to the voting deadline for the submission of ballots for acceptance or rejection of the Plan, the Debtors will File the Contract/Lease Schedule. All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease Schedule are hereby deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code. Any holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a proof of Claim within the earlier of (a) thirty (30) days following entry of an order by the Bankruptcy Court authorizing rejection of the applicable contract or lease and (b) thirty (30) days after the Confirmation Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed and/or assigned pursuant to this Article IV shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law. To the extent applicable, all executory contracts or unexpired leases of Reorganized Debtors assumed pursuant to this Section 4.01 shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease and any required consent under any such contract or lease shall be deemed satisfied by the confirmation of the Plan.

Section 4.02 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases

Any monetary cure amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (i) the Effective Date, (ii) as due in the ordinary course of business or (iii) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.01 Overview of Plan Implementation

The Plan provides for a reorganization of the Debtors and an equity investment by DJT in accordance with the terms of the DJT Investment Agreement. The Reorganized Debtors shall not be subject to any Claims against or Interests in such Debtors that are being discharged under the Plan. Except as otherwise set forth herein or in the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the funds received under the DJT Investment Agreement, the Exit Facility, the Reorganized Debtors’ Cash balances, the operations of the Reorganized Debtors or post-Effective Date borrowings, as applicable.

Section 5.02 Continued Corporate Existence and Vesting of Assets in Reorganized Debtors

Subject to the corporate reorganizations described in Section 5.07 below, after the Effective Date, each of the Reorganized Debtors shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated and pursuant to its certificate of incorporation and bylaws or other applicable organizational document in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational document are amended under the Plan and as provided in the Amended Organizational Documents. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Claims, rights and causes of action and any property acquired by any Debtor or Reorganized Debtor under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, each of the Reorganized Debtors may operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

Section 5.03 Amended Organizational Documents

On the Effective Date, each Reorganized Debtor shall adopt the applicable Amended Organizational Documents (including the New THCR Partnership Agreement) pursuant to applicable non-bankruptcy law and section 1123(a)(5)(1) of the Bankruptcy Code, except for those Debtors being dissolved or merged into another Debtor. The Amended Organizational Documents will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended Certificate of Incorporation of Reorganized THCR shall also include, among other things, provisions (i) authorizing a change in the name of Reorganized THCR from “Trump Hotels & Casino Resorts, Inc.” to “Trump Entertainment Resorts, Inc.,” (ii) authorizing at least 50,000,000 shares of New Common Stock, at least 1,000 shares of New Class B Common Stock and at least 1,000,000 shares of Old THCR Preferred Stock, (iii) stating that DJT shall initially be appointed as a member of Reorganized THCR’s board of directors in the class of directors with a term expiring at the third (3rd) annual meeting of Reorganized THCR’s stockholders following the Effective Date, and (iv) requiring that so long as (a) DJT serves as a member of Reorganized THCR’s board of directors, and (b) the DJT Services Agreement is not terminated for “Cause” (as defined therein), DJT shall be entitled to serve as the Chairman of Reorganized THCR’s board of directors until the third (3rd) anniversary of the Effective Date. The Amended Organizational Documents will become effective on or prior to the Effective Date and may be amended following the Effective Date in accordance with applicable non-bankruptcy law.

Section 5.04 Board of Directors and Management

Prior to the hearing on confirmation of the Plan, THCR shall submit to the Bankruptcy Court the names of nine (9) individuals as proposed directors of Reorganized THCR (the “Initial Board”). The list shall designate (i) the five (5) individuals proposed to be the Class A Directors, (ii) the three (3) individuals selected by DJT to serve on the Initial Board (one (1) of whom shall be DJT), and (iii) an individual who is mutually acceptable to the TAC Noteholder Committee and DJT as the “joint director.” DJT will endeavor to identify as many of his members of the board of the Reorganized Debtors as possible prior to the Voting Deadline and the TAC Noteholder Committee will endeavor to identify as many of the Class A Directors as possible prior to the Voting Deadline. Subject to the approval of the Initial Board by the Bankruptcy Court in the Confirmation Order, on the Effective Date, the nine (9) individuals will become the board of directors of Reorganized THCR. DJT shall serve as the Chairman of the Initial Board. Immediately following the Effective Date and during the Class A Nomination Period, the Class A Directors shall comprise a majority of the members of each committee of Reorganized THCR’s board of directors. From and after the Effective Date, a majority of the board of directors of Reorganized THCR shall select the directors (or managing members, partners or similar entities) of the Reorganized Debtors, which (subject to the DJT Voting Agreement) may include directors of Reorganized THCR.

The directors shall be divided into three (3) classes, each having staggered three (3)-year terms. One (1) of DJT’s designees, one (1) of the Class A Directors and the joint director shall serve in the class of directors of Reorganized THCR whose terms will expire at the first annual meeting of stockholders following their election. One (1) of DJT’s designees and two (2) of the Class A Directors shall serve in the class of directors of Reorganized THCR whose terms will expire at the second annual meeting of stockholders following their election. DJT and two (2) of the Class A Directors shall serve in the class of directors of Reorganized THCR whose terms will expire at the third annual meeting of stockholders following their election. The terms, nomination, election and reelection of members of the board of directors shall be governed by the Amended Organizational Documents of Reorganized THCR and the DJT Voting Agreement. Pursuant to and in accordance with the DJT Voting Agreement, from and after the Effective Date, DJT shall vote all shares of New Common Stock beneficially owned by him, and Reorganized THCR shall take all necessary and desirable actions within its control (including, without limitation, calling and holding special meetings of Reorganized THCR’s board of directors and stockholders), so that: (i) at any given time, the authorized number of directors of Reorganized THCR shall not be less than the number of directors entitled at such time to be nominated as Class A Directors, DJT designees or the joint director; (ii) the Class A Directors shall be elected to the board of directors of Reorganized THCR during the Class A Nomination Period and DJT’s nominees and the joint director shall be elected to the board of directors of Reorganized THCR during the Investor Nomination Period; (iii) during the Class A Nomination Period, each Class A Director then serving as a director of Reorganized THCR shall, prior to the expiration of such director’s term, be nominated to serve for a successive term as a Class A Director; (iv) during the Class A Nomination Period, a majority of the directors serving on each committee of the board of directors of Reorganized THCR shall consist of Class A Directors; and (v) during the DJT Nomination Period, DJT, so long as he is a director of Reorganized THCR, shall serve on each committee of the board of directors of Reorganized THCR other than the compensation committee and the audit committee thereof.

Certain decisions related to the disposition of the casino assets of the Reorganized Debtors will require the consent or indemnification of DJT, as described in the New THCR Partnership Agreement.

The current members of management of THCR may serve in their respective positions through the first meeting of the board of directors after the Effective Date, which shall take place no later than thirty (30) days after the Effective Date. From and after the Effective Date, a majority of the board of directors of Reorganized THCR shall select the senior management of the Reorganized Debtors, which may include current members of management, subject to mutually acceptable terms of employment.

The board of directors of Reorganized THCR may authorize appropriate compensation and bonus plans for senior management employed by the Reorganized Debtors after the Effective Date. On or as reasonably practicable after the Effective Date, the board of directors of Reorganized THCR will adopt the New THCR Stock Incentive Plan for certain officers and employees of Reorganized THCR and its subsidiaries. Options under such New THCR Stock Incentive Plan will be based on a vesting schedule and any other performance criteria structured by the board of directors of Reorganized THCR. The terms of the DJT Services Agreement shall be specifically approved through the Plan without the need of further action by the board of directors.

The foregoing composition of the board of directors of Reorganized THCR obviates the need of Reorganized THCR to continue to be bound by that certain stipulation of settlement, compromise and release dated September 28, 2001, as approved by the District Court of the Southern District of New York in its order and final judgment dated December 11, 2001, in Case No. 96 Civ. 7820 (GEL), and that certain stipulation of settlement agreement, dated May 15, 2001, as approved by the Superior Court of New Jersey, Chancery Division, Atlantic County on August 17, 2001, which provided for the appointment of a special committee of independent directors who are not affiliated with DJT to review any offers to purchase THCR and certain transactions between THCR and any officer or director of THCR, among other provisions. Accordingly, upon the Effective Date, the composition of the board of directors of Reorganized THCR and Reorganized THCR’s relationship with DJT, including any transactions or other matters previously covered by such settlement agreements, shall be governed by the Plan, the Amended Organizational Documents and the DJT Agreements.

Section 5.05 Effectuating Documents and Further Transactions

Each of the Debtors or Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

Section 5.06 Authorization of New Securities

On the Effective Date, the Debtors are authorized to issue the New Notes, New Common Stock, New Class B Common Stock, New THCR Holdings LP Interests, New Class A Warrants (including the New Class 11 Class A Warrants and the New DJT Class A Warrants) and New DJT Warrant in accordance with the provisions of the Plan.

Section 5.07 Corporate Reorganizations

On or prior to the Effective Date, Trump Taj Mahal Associates, Trump Plaza Associates and Trump Marina Associates, L.P. and such other corporate entities selected by THCR shall be converted or merged into limited liability companies in the state of organization as selected by THCR. THCR/LP, THCR Management Holdings, LLC, THCR Management Services, LLC, THCR Enterprises, LLC, THCR Enterprises, Inc., Trump Internet Casino, LLC, Trump Atlantic City Associates, Trump Casino Holdings, LLC, Trump Casino Funding, Inc., Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc., Trump Atlantic City Funding III, Inc., Trump Marina, Inc., Trump Atlantic City Holding, Inc., THCR Holding Corp., Trump Plaza Funding, Inc., Trump Atlantic City Corporation and THCR Ventures, Inc. shall be dissolved. In addition, prior to the Effective Date, as a condition to the closing of the DJT Investment Agreement, TCI 2 will merge with and into TCI 2 Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of THCR, with TCI 2 Holdings, LLC as the entity surviving such merger, pursuant to the TCI 2 Merger Agreement. Pursuant to such merger, DJT will receive 2,212 shares of Old THCR Common Stock (which number takes into account the Reverse Stock Split hereunder) in exchange for his shares of capital stock of TCI 2. Furthermore, on or prior to the Effective Date, Trump Hotels & Casino Resorts Holdings, L.P. will be renamed Trump Entertainment Resorts Holdings, L.P., Trump Hotels & Casino Resorts Funding, Inc. will be renamed Trump Entertainment Resorts Funding, Inc., Trump Hotels & Casino Resorts Development Company, LLC will be renamed Trump Entertainment Resorts Development Company, LLC and Trump Indiana Casino Management, LLC will be renamed Trump Springs Valley, LLC. On the Effective Date, all the foregoing actions involving the corporate structure of the Reorganized Debtors shall be deemed to have occurred without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders of THCR or Reorganized THCR.

Section 5.08 Settlement of Certain Disputes

The treatment provisions of subsections 3.04(a), (b) and (c) constitute a good faith settlement and compromise, pursuant to Bankruptcy Rule 9019, of disputes among the Debtors and the holders of Claims in Classes 1, 2 and 3 as to the Allowed amount and treatment of the Claims in such Classes, as well as to certain intercreditor rights and obligations among such holders. The settlement involves an allocation of value among those three (3) Classes and is intended to, and shall, be final. No distributions to the holders in any of those Classes shall be shared or further reallocated to holders in either of the other two (2) Classes by virtue of any prepetition indenture, intercreditor agreement or other document, provided, however, that if Class 3 rejects the Plan, the benefits of the settlement described herein shall not extend to holders of the Claims in Class 3, such holders will be treated pursuant to Article VII hereof, and their Claims and/or distributions hereunder may be adversely affected in the event certain provisions of the Priority Intercreditor Agreement are enforced.

Section 5.09 The Official Committee

Upon the later of (i) the Effective Date and (ii) the date in which the World’s Fair Site is sold pursuant to section 5.25 herein, the Official Committee shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date, and the Official Committee shall have no standing with respect to any other matter, except in connection with (i) the preparation and prosecution of, and objections to, fee applications and (ii) their consultation with the Debtors regarding the sale of the World’s Fair Site; provided however, that any member of the Official Committee shall be required to resign from the Official Committee prior to conducting due diligence or bidding, directly or indirectly, on the World’s Fair Site.

Section 5.10 Payment of Certain Fees and Expenses

On the Effective Date, the Reorganized Debtors shall pay (i) the reasonable expenses of the TAC Noteholder Committee and the TCH Noteholder Committee, including the reasonable fees and reasonable expenses of Weil, Gotshal & Manges LLP and Houlihan, Lokey, Howard & Zukin, as the respective legal and financial advisors to the TAC Noteholder Committee, Milbank, Tweed, Hadley & McCloy LLP and Chanin Capital Partners, as the respective legal and financial advisors to the TCH Noteholder Committee and (ii) the reasonable fees and expenses and honor the indemnities of the Indenture Trustees and the Collateral Agents, including the reasonable fees and expenses (and provide for indemnification under the applicable indentures) of Seward & Kissel LLP and Lowenstein Sandler, P.C., counsel to the Indenture Trustees and the Collateral Agents, in each case (i) and (ii) except to the extent such fees and expenses have already been paid pursuant to the terms of the Adequate Protection Order or otherwise. The Reorganized Debtors will also pay on the Effective Date the reasonable fees and expenses of Ropes & Gray LLP and Jefferies & Company, Inc., as the respective legal and financial advisors to the special committee of THCR’s board of directors. In addition, pursuant to the DJT Investment Agreement, the Debtors will pay the reasonable fees and expenses incurred by DJT, including the reasonable fees and expenses of Willkie Farr & Gallagher LLP, as the legal advisors to DJT. Claims of professionals retained pursuant to any of Bankruptcy Code sections 322, 328, 330 or 331 shall be paid pursuant to Section 3.03(a)(iii)(2) of the Plan. Pursuant to Bankruptcy Court order, the foregoing legal advisors will be paid on a monthly basis during the pendency of the Chapter 11 Cases. The Debtors expect that such legal advisors will hold unpaid Administrative Claims in an amount equal to approximately two (2) months of legal fees (and related expenses and disbursements) as of the Effective Date.

Section 5.11 Restructuring Transactions

(a)	Reorganization into Reorganized THCR; New THCR Partnership Agreement.

On or before the Effective Date, Reorganized THCR shall amend and restate its certificate of incorporation and bylaws to provide for, among other things, a change in the name of the corporation from “Trump Hotels & Casino Resorts, Inc.” to “Trump Entertainment Resorts, Inc.” The other Reorganized Debtors shall also adopt the applicable Amended Organizational Documents as described in Section 5.03 of the Plan. In connection therewith, DJT, TCI, TCI 2 Holdings, LLC and Reorganized THCR shall enter into the New THCR Partnership Agreement, and the New THCR Holdings LP Interests shall be issued on the Effective Date.

(b)	Reverse Stock Split.

On the Effective Date, the Reverse Stock Split shall occur, such that each 1000 shares of Old THCR Common Stock immediately prior to the Reverse Stock Split shall, following the Reverse Stock Split (and subject to adjustment for fractional entitlements discussed below), be consolidated into one (1) share of New Common Stock, without the need for any further corporate or other action under any applicable law, regulation, order or rule.

(c)	Fractional Entitlements.

Each stock certificate for shares of Old THCR Common Stock shall, from and after the Effective Date, represent the number of shares of New Common Stock into which the shares of Old THCR Common Stock represented by such certificate shall have been reclassified, rounded up to the nearest whole number. Each holder of record of such a certificate shall receive, upon surrender of such certificate to the Transfer Agent, a New Common Stock certificate representing the number of whole shares of New Common Stock into which the shares of Old THCR Common Stock represented by such old stock certificate shall have been reclassified. If more than one (1) Old THCR Common Stock certificate is surrendered for the account of the same stockholder, the number of whole shares of New Common Stock for which a New Common Stock certificate is issued shall be computed on the basis of the aggregate number of shares represented by the Old THCR Common Stock certificates surrendered. In the event that the Transfer Agent determines that a holder of Old THCR Common Stock certificates has not tendered all such certificates for exchange, the Transfer Agent shall carry forward any fractional shares until all certificates of such holder have been presented for exchange such that rounding up of fractional shares as to any one stockholder shall not exceed one (1) share.

(d)	Authorized Share Capital.

Upon consummation of the Reverse Stock Split, Reorganized THCR shall, without the need for any further corporate act or other action under any applicable law, regulation, order or rule, have 50,000,000 shares of authorized New Common Stock, of which 41,334,460 shall be issued (or held as Reserve Shares or reserved for issuance upon exercise of the New DJT Warrant or exchange of the New THCR LP Interests beneficially owned by DJT, but excluding any shares reserved for issuance under the New THCR Stock Incentive Plan) on or as soon as reasonably practicable after the Effective Date. The authorized number of shares of Old THCR Preferred Stock is, and will remain, 1,000,000 shares, none of which are or will be issued and outstanding. The authorized number of shares of New Class B Common Stock will be 1,000 shares, all of which will be issued and outstanding. The New Class A Warrants (including the New Class 11 Class A Warrants and the New DJT Class A Warrants) will be initially exercisable for 3,425,193 shares of New Common Stock. The New DJT Warrant will initially exercisable for 1,446,706 shares of New Common Stock.

(e)	Issuance of New Common Stock, New Class B Common Stock, New Class A Warrants and New DJT Warrant.

All shares of New Common Stock and New Class B Common Stock issued pursuant to the Plan (or upon exercise of any New Class A Warrants or the New DJT Warrant, or upon exchange of New THCR Holdings LP Interests) will be, upon issuance, validly issued, fully paid and non-assessable, and will not entitle the holders thereof to preemptive power or other rights to subscribe for additional shares (except as expressly provided in the DJT Agreements and the Amended Organizational Documents of Reorganized THCR and Reorganized THCR Holdings).

(f)	New Warrants.

The New Class A Warrants, including the New Class 11 Class A Warrants and the New DJT Class A Warrants, will, among other things, (i) entitle the holders thereof to purchase in the aggregate up to 3,425,193 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the first (1st) anniversary of the Effective Date, and (iii) have an exercise price per share equal to $14.60 per share of New Common Stock, subject to adjustment for dilution as provided in the New Class A Warrants. Proceeds from the exercise of the New Class A Warrants, as well as any portion of the Reserve Shares remaining on the first (1st) anniversary of the Effective Date, shall be distributed to the holders of TAC Notes as part of their distribution under the Plan, on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Prior to distribution, Cash proceeds received upon exercise of the New Class A Warrants shall be held in a segregated account, and interest accrued thereon shall be distributed equally and ratably to holders of TAC Notes upon distribution of the New Class A Warrants Proceeds on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date.

The New DJT Warrant will, among other things, (i) entitle the holder thereof to purchase in the aggregate up to 1,446,706 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the tenth (10th) anniversary of the Effective Date, and (iii) have an exercise price equal to $21.90 per share of New Common Stock, subject to adjustment for dilution as provided in the New DJT Warrant.

(g)	Listing.

On or as soon as reasonably practicable after the Effective Date, Reorganized THCR shall (i) continue to be a reporting company under the Securities Exchange Act of 1934, as amended from time to time, and any successor statutes, and (ii) use its commercially reasonable efforts to cause the shares of New Common Stock to be listed on the New York Stock Exchange, or, if Reorganized THCR is unable to have the New Common Stock listed on the New York Stock Exchange, use commercially reasonable efforts to cause the shares of New Common Stock to be quoted in the national market system or small cap system of the National Association of Securities Dealers’ Automated Quotation System or other national securities exchange.

(h)	New THCR Stock Incentive Plan.

On or as soon as reasonably practicable after the Effective Date, Reorganized THCR shall implement the New THCR Stock Incentive Plan. Reorganized THCR shall reserve shares of New Common Stock for issuance pursuant to the New THCR Stock Incentive Plan, superseding and replacing any prior option pool outstanding with respect to the Old THCR Stock Incentive Plan, without the need for further corporate act of the Reorganized Debtors or any other act or action under applicable law, regulation, order or rule.

(i)	Cancellation of Old Notes.

Except for purposes of evidencing a right to distributions under the Plan or otherwise provided hereunder, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all indentures, notes, guarantees, mortgages, the Collateral Agency Agreement, the Priority Intercreditor Agreement or other documents evidencing such Claims and any options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests or any other capital stock of the Debtors, shall be canceled; provided, however, that the indentures relating to the TAC Notes Claims, the TCH First Priority Notes Claims, the TCH Second Priority Notes Claims and the DJT Secured Notes Claim, the Collateral Agency Agreement and the Priority Intercreditor Agreement shall continue in effect solely for the purposes of (i) allowing the respective Indenture Trustees and Collateral Agents to make any distributions on account of holders of those Claims pursuant to the Plan and to perform such other necessary administrative functions with respect thereto and to have the benefit of all protections and other provisions of the indentures and applicable agreements in doing so, and (ii) permitting the respective Indenture Trustees and Collateral Agents to maintain any rights, priorities or Liens they may have for fees, costs and expenses (including the reasonable fees and expenses of counsel) and honoring the indemnities under such indentures, the Collateral Agency Agreement or the Priority Intercreditor Agreement, and except as provided under the Plan, no Indenture Trustee or Collateral Agent shall have any other obligations under such indentures, the Collateral Agency Agreement and the Priority Intercreditor Agreement from and after the Effective Date.

(j)	Issuance of New Notes.

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue the New Notes and enter into the New Notes Indenture and the guarantees, mortgages, security agreements and pledge agreements concerning the New Notes set forth in the Plan Supplement.

(k)	Transactions with DJT.

On January 25, 2005, DJT, THCR and THCR Holdings executed the DJT Investment Agreement.

On the Effective Date, DJT shall deliver to THCR executed copies of the other DJT Agreements. The DJT Agreements shall be effective on the Effective Date (except for the DJT Investment Agreement, which shall be effective as of the date of its execution, subject to the terms and conditions set forth therein). DJT, THCR and the other Debtors, and Reorganized THCR and the other Reorganized Debtors shall take any and all actions necessary to implement the DJT Agreements in accordance with their respective terms on the Effective Date.

Pursuant to the DJT Investment Agreement and the Plan, on the Effective Date, DJT will receive (i) New THCR Holdings Class A Interests exchangeable for 3,767,713 shares of New Common Stock, in exchange for contributing $55,000,000 in Cash to Reorganized THCR Holdings on the Effective Date, (ii) New THCR Holdings Class A Interests exchangeable for 1,043,867 shares of New Common Stock, in exchange for contributing all Claims under the TCH Second Priority Notes (including interest accrued thereon) beneficially owned by him to Reorganized THCR Holdings on the Effective Date, and (iii) the following in exchange for the execution and delivery of the DJT Agreements (with the exception of the DJT Investment Agreement) and certain amendments and modifications of certain existing contractual relationships between DJT and THCR and/or THCR Holdings: (A) New THCR Holdings Class B Interests exchangeable for 4,554,197 shares of New Common Stock, (B) the New DJT Warrant, (C) THCR’s 25% beneficial ownership interests in Miss Universe, L.P., LLLP, and (D) the New DJT Class A Warrants. In addition, DJT shall retain the shares of Old THCR Common Stock and the Old THCR Holdings LP Interests beneficially owned by him, subject to the dilution from the Reverse Stock Split and the issuance of the New Common Stock and New THCR Holdings LP Interests, subject to the terms of the New THCR Partnership Agreement.

On the Effective Date, the Reorganized Debtors shall execute the DJT Agreements (except for the DJT Investment Agreement, which was executed on January 25, 2005). On the Effective Date, all other agreements between DJT and the Debtors or the Reorganized Debtors shall be terminated, except the lease agreement, dated as of November 1, 1996, between Trump Tower Commercial LLC and THCR Holdings, as amended.

(l)	Exit Facility.

On and following the Effective Date, the Reorganized Debtors, in accordance with the terms of the Plan, will be authorized to take any and all actions necessary to implement the Exit Facility, which shall (i) repay and refinance any amounts outstanding on the Effective Date under the DIP Facility, (ii) make other payments required to be made on or following the Effective Date and (iii) provide additional borrowing capacity to the Reorganized Debtors following the Effective Date. The applicable Reorganized Debtors are authorized to enter into, execute and deliver the Exit Facility.

(m)	Registration Rights Agreement.

On or following the Effective Date, Reorganized THCR, Reorganized THCR Holdings and certain holders or beneficial owners of shares of New Common Stock and New Notes who may be deemed to be “underwriters” or “affiliates” of Reorganized THCR or Reorganized THCR Holdings for purposes of the Securities Act of 1933, as amended, shall enter into the Registration Rights Agreement. The applicable Reorganized Debtors are authorized to enter into, execute and deliver the Registration Rights Agreement.

Section 5.12 Preservation of Causes Of Action

Except in any contract, instrument, release or other agreement entered into in connection with the Plan or as otherwise provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, each Reorganized Debtor shall retain all Claims, rights of action, suits or proceedings arising out of any causes of action, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, in law or in equity, that each Debtor or the Estate may hold against any Person.

Section 5.13 Disbursing Agent

All distributions under the Plan (other than distributions described in the next sentences) shall be made by the applicable Debtor as Disbursing Agent or such other entity designated by the applicable Debtor as a Disbursing Agent on or after the Effective Date. The Indenture Trustees shall be the Disbursing Agents for Classes 1, 2 and 3, respectively. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all reasonable costs and expenses of procuring any such bond or surety shall be borne by the applicable Reorganized Debtor.

Section 5.14 Discharge of Reorganized Debtors and Injunction

Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, each Reorganized Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a Claim discharged.

Except as otherwise provided in the Plan or the Confirmation Order, all Persons that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of such holders, are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors or Reorganized Debtors; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors or Reorganized Debtors; (c) creating, perfecting or enforcing any Lien or encumbrance against any of the Debtors or Reorganized Debtors; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors or Reorganized Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

Section 5.15 No Liability for Solicitation or Participation

None of the Debtors, the Reorganized Debtors, the Indenture Trustees, Collateral Agents, the Official Committee, the members of and advisors to the TAC Noteholder Committee and TCH Noteholder Committee, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT, nor any of their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) shall have or incur any liability to any holder of any Claim or Interest for any act or omission in connection with, or arising out of the Debtors’ restructuring, the Plan, the Chapter 11 Cases, the Disclosure Statement, the DJT Investment Agreement, the Restructuring Support Agreement, the DIP Facility, the Exit Facility, the Adequate Protection Order, any agreements relating to the foregoing or to the transactions contemplated by the Restructuring Support Agreement, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan, except willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Section 5.16 Limitation of Liability

(a)	Releases by the Debtors.

On the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors in Possession, will be deemed to forever release, waive and discharge all

Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, Reorganized Debtors, the parties released pursuant to this Section 5.16, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors by any such directors, officers or employees as set forth in the Debtors’ books and records), and the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers and accountants) and professionals of the foregoing; and (ii) the Indenture Trustees, the Collateral Agents, the Official Committee, the members of and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) to the TAC Noteholder Committee and TCH Noteholder Committee, the Indenture Trustees, the Collateral Agents, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT and the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) and professionals of the foregoing.

(b)	Releases by Holders of Claims and Interests.

To the fullest extent permitted under applicable law, on the Effective Date, all holders of Claims and Interests that have voted or been deemed to vote to accept the Plan, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan, the obligations of DJT under the DJT Investment Agreement and the Cash, New Common Stock, New THCR Holdings LP Interests, New Notes, New Class A Warrants (including the New Class 11 Class A Warrants and the New DJT Class A Warrants), New DJT Warrant and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to forever release, waive and discharge all Claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors’ or Reorganized Debtors’ obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the negotiation and execution of the Restructuring Support Agreement, the Chapter 11 Cases, the Plan or the Disclosure Statement against (i) DJT, (ii) the current and former directors, officers, employees and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals) of the Debtors, (iii) the Indenture Trustees, the Collateral Agents, the Official Committee, the members of and advisors to the TAC Noteholder Committee and TCH Noteholder Committee and the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement and (iv) the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers and accountants) and professionals of the foregoing; provided, however, that the releases set forth in this Section 5.16(b) shall not apply to acts or omissions that are the result of gross negligence or willful misconduct.

The Debtors believe the releases set forth in the Plan are reasonable and appropriate given the extraordinary facts and circumstances of these cases. The releases and injunctions provided in Sections 5.16(a) and (b) of the Plan are an integral part of the Plan and are supported by the consideration provided hereunder and under the DJT Investment Agreement. DJT and the other parties to the Restructuring Support Agreement have made substantial contributions to the reorganization by funding the Plan and agreeing to compromise their Allowed Claims and to payment in full by the Debtors of Allowed Claims. Absent the contributions of the parties to the Restructuring Support Agreement, the Debtors would be unable to reorganize under this Plan, which provides for payment in full in Cash to holders of Allowed General Unsecured Claims.

Section 5.17 Injunction Related to Releases and Exculpation

The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 5.16(a) and (b) of the Plan.

Section 5.18 Objections to Claims and Interests and Authority to Prosecute Objections; Claims and Interests Resolution

The right to prosecute, File, litigate and settle objections to Disputed Claims and Disputed Interests, whether or not the subject of litigation pending as of the Effective Date, shall be deemed automatically transferred by the Debtors and their Estates to the Reorganized Debtors as of the Effective Date. From and after the Effective Date, only the Reorganized Debtors shall have the right to File, litigate or settle any objections to Disputed Claims and Disputed Interests.

Except as otherwise provided in the Plan, objections to any Disputed Claim and Disputed Interest shall be Filed within the later of sixty (60) days after (a) the Effective Date and (b) the date the Claim or Interest, as applicable, is Filed, or within such additional period of time as the Bankruptcy Court may allow upon motion made by the Reorganized Debtors (which may be made on an ex parte basis), within such sixty (60)_day period. Pursuant to orders with respect to the Debtors’ interim use of cash collateral, the Bankruptcy Court limits the ability of certain parties-in-interest to challenge the validity, priority or enforceability of the Liens asserted against the Debtors by the holders of TAC Notes, TCH First Priority Notes and TCH Second Priority Notes. As of the date hereof, no party-in-interest may bring such a challenge. Nothing contained herein shall modify any of the foregoing orders.

Notwithstanding that the Reorganized Debtors shall have the right to File objections to Claims and Interests (other than to Claims in Classes 1, 2, 3 and 4), litigate and settle objections to Disputed Claims and Disputed Interests on behalf of the Debtors and their Estates, nothing contained herein shall be deemed to obligate the Reorganized Debtors to take any such actions, all of which shall be determined by the Reorganized Debtors in their sole and absolute discretion.

From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

THE DEBTORS HAVE NOT FULLY REVIEWED THE CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES OR DETERMINED WHETHER OBJECTIONS TO CLAIMS AND INTERESTS EXIST. THIS INVESTIGATION IS ONGOING AND WILL OCCUR, IN LARGE PART, AFTER THE CONFIRMATION DATE. AS A RESULT, CREDITORS AND OTHER PARTIES-IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY PARTICULAR OBJECTION TO A DISPUTED CLAIM OR DISPUTED INTEREST MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THIS PLAN, AN OBJECTION TO A CLAIM OR INTEREST MAY BE BROUGHT AGAINST ANY CREDITOR OR PARTY-IN-INTEREST AT ANY TIME, SUBJECT TO THE TIME LIMITATIONS SET FORTH IN THIS SECTION 5.18. IN ADDITION TO THE FOREGOING, THE REORGANIZED DEBTORS RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO (i) ANY CLAIMS OR INTERESTS FILED AFTER THE BAR DATE OF JANUARY 18, 2005 (OR BAR DATE FOR GOVERNMENTAL ENTITIES OF FEBRUARY 18, 2005) AND (ii) ANY CLAIMS FILED IN ORDER TO SET FORTH DAMAGES ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR OTHER AGREEMENT WITH THE DEBTORS.

Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the professionals (or other Person) to whose application the objections are addressed on or before (i) thirty (30) days after such application is Filed and served or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such thirty (30)-day period or upon agreement between the Reorganized Debtors and the affected professional (or other Person).

Section 5.19 Other Documents and Actions

The Debtors, the Debtors in Possession and the Reorganized Debtors may, and shall, File or execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

Section 5.20 Corporate Action

The authorization and issuance of the New Common Stock, New THCR Holdings LP Interests, the New Class B Common Stock, the New Notes, the New Class A Warrants (including the New Class 11 Class A Warrants and the New DJT Class A Warrants), the New DJT Warrant, the adoption of the Amended Organizational Documents and the selection of the Persons who will serve as the initial directors and officers of the Reorganized Debtors as of the Effective Date, and other matters under the Plan involving the corporate structure of each Debtor or corporate action by each Debtor, shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the stockholders, directors, members, partners or other applicable entity of each Debtor. Without limiting the foregoing, upon entry of the Confirmation Order by the clerk of the Bankruptcy Court, the filing by each Reorganized Debtor of its respective Amended Organizational Documents shall be authorized and approved in all respects.

Section 5.21 Retiree Benefits

On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, each Reorganized Debtor shall continue to pay all retiree benefits (if any), as the term “retiree benefits” is defined in section 1114(a) of the Bankruptcy Code, maintained or established prior to the Confirmation Date.

Section 5.22 Employee Benefits

Each Debtor’s employees shall have a Priority Claim for unpaid wages, benefits and other entitlements to the extent permitted by section 507(a)(3) of the Bankruptcy Code, which will be either (i) paid in full, or (ii) Reinstated. To the extent that any employee’s Claim exceeds the amount prescribed by section 507(a)(3), the employee shall receive a General Unsecured Claim for the excess amount against the applicable Debtor. Notwithstanding the foregoing, any employee who continues to be an employee in good standing with the Reorganized Debtors after the Effective Date shall be entitled to take (in the form of vacation days and not in Cash) all unused and unpaid vacation time accrued prior to the Petition Date.

Section 5.23 Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date

Executory contracts and unexpired leases entered into, and other obligations incurred, after the Petition Date by the Debtors shall be performed by the Debtors or Reorganized Debtors in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by the entry of the Confirmation Order or the occurrence of the Effective Date under, and the effectiveness of, the Plan.

Section 5.24 Security Interests and Liens

All security interests and Liens granted or to be granted to any party in connection with the Plan or any document or agreement contemplated by the Plan or entered into in connection with the Plan or otherwise granted or to be granted, including without limitation, the New Notes Indenture and the guarantees, mortgages, security agreements and pledge agreements set forth in the Plan Supplement, shall be governed in all respects, including without limitation, perfection and priority, by applicable non-bankruptcy law, notwithstanding anything to the contrary in the Plan or the Confirmation Order.

Section 5.25 Sale of the World’s Fair Site

The Debtors shall sell the World’s Fair Site under the Plan pursuant to a motion under section 363 of the Bankruptcy Code to be filed within sixty (60) days after the Effective Date (or such later date mutually agreed upon by the Debtors or the Reorganized Debtors and the Official Committee or ordered by the Bankruptcy Court). The World’s Fair Site shall be sold (i) according to such procedures as are mutually agreed between the Debtors or the Reorganized Debtors and the Official Committee, and (ii) subject to the World’s Fair Negative Covenant. To the extent a broker or auctioneer is employed by the Debtors to conduct the sale of the World’s Fair Site, such broker or auctioneer will be (i) jointly selected by the Official Committee and the Debtors, (ii) retained pursuant to section 327 of the Bankruptcy Code, and (iii) paid its fees and costs from the World’s Fair Sale Proceeds as World’s Fair Sale Expenses.

ARTICLE VI.

CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN

Section 6.01 Conditions to Confirmation

The conditions to confirmation of the Plan shall be the following:

(a) a finding by the Bankruptcy Court that the requirements of 11 U.S.C. § 1129 have been satisfied; and

(b) the Confirmation Order shall (i) be reasonably acceptable in form and substance to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee and (ii) expressly authorize and direct the Debtors and applicable third parties to perform the actions that are conditions to the effectiveness of the Plan.

Section 6.02 Conditions to the Effective Date

The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived by the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee:

(1) the Confirmation Order shall be entered by the Bankruptcy Court and shall have become a Final Order;

(2) all authorizations, consents and regulatory approvals required for the Plan’s effectiveness shall have been obtained including, without limitation, all gaming and antitrust regulatory approvals and consents;

(3) the New Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

(4) the Restructuring Transactions (as described in Section 5.11) shall have each been consummated by the Reorganized Debtors and DJT;

(5) the Debtors shall have purchased directors’ and officers’ liability insurance for the directors and officers of the Reorganized Debtors;

(6) the Bankruptcy Court shall have approved the initial directors of Reorganized THCR;

(7) the Class A Directors shall be acceptable to the TAC Noteholder Committee;

(8) the DJT Agreements shall have been executed and delivered by DJT;

(9) the forms of documents set forth in the Plan Supplement are reasonably satisfactory to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee (except for the DJT Agreements, Amended Organizational Documents, New Class A Warrant, New Notes, New Notes Indenture, New THCR Stock Incentive Plan, Registration Rights Agreement, and TCI 2 Merger Agreement, which must be satisfactory to such parties);

(10) the Effective Date shall have occurred by May 1, 2005; and

(11) all other actions and documents necessary to implement the treatment of Claims and Interests shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

Section 6.03 Waiver of Conditions

The Debtors may waive any or all of the other conditions set forth in the Plan without leave of or order of the Bankruptcy Court and without any formal action, provided that the Debtors shall have obtained the consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee. The Debtors reserve the right to amend or revoke the Plan in the exercise of their fiduciary duties, subject to the approval of the board of directors of Reorganized THCR with respect to any material amendments or revocations. Although the Plan is styled as a joint plan, with the prior reasonable consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, the Debtors reserve the right to ask the Bankruptcy Court to confirm the Plan for one or more Debtors but not all Debtors.

Section 6.04 Effect of Failure of Conditions

In the event that the Effective Date does not occur within one (1) year following entry of the Confirmation Order, upon notification submitted by the Debtors to the Bankruptcy Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

Section 6.05 Order Denying Confirmation

If an order denying confirmation of the Plan is entered by the Bankruptcy Court, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, or (d) be deemed an admission against interest by the Debtors, DJT, the TAC Noteholder Committee, the TCH Noteholder Committee, the Official Committee or any committee’s respective members.

ARTICLE VII.

CONFIRMATION OF PLAN OVER DISSENTING CLASSES

In the event at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class or Interests either votes to reject the Plan or is deemed to have rejected the Plan), one or more of the Debtors, as appropriate, shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

ARTICLE VIII.

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS

UNDER THE PLAN AND TREATMENT OF DISPUTED,

CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS

Section 8.01 Voting of Claims and Interests

Each holder of an Allowed Claim or an Allowed Interest in an Impaired Class of Claims or Interests not deemed to have rejected the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

(a)	Impaired Classes to Vote.

Each holder of an Allowed Claim or Allowed Interest in an Impaired Class, not otherwise deemed to have rejected the Plan in accordance with section 1124 of the Bankruptcy Code, shall be entitled to vote separately to accept or reject the Plan.

(b)	Acceptance by Class of Creditors and holders of Equity Interests.

An Impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds ( 2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan. An Impaired Class of holders of Interests shall have accepted the Plan if the Plan is accepted by at least two-thirds ( 2/3) in amount of the Allowed Interests of such Class that have voted to accept or reject the Plan.

Section 8.02 Method of Distributions Under the Plan

(a)	Distributions Under the Plan.

All distributions will be made on the Effective Date or as soon thereafter as practicable, provided that (i) the distribution of the New Class A Warrants Proceeds to holders of TAC Notes Claims will be made as soon as reasonably practicable after the first (1st) anniversary of the Effective Date, (ii) distributions to holders of Disputed Claims whose Claims become Allowed after the Effective Date shall be made within fifteen (15) days after the end of the calendar quarter after such Claim becomes Allowed, and (iii) distributions to holders of Old THCR Shares shall be made as soon as practicable after the sale of the World’s Fair Site.

Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by any proofs of Claim or Interests (or transfers thereof) that may be Filed pursuant to Bankruptcy Rule 3001.

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from funds received under the DJT Investment Agreement, the Exit Facility, the Reorganized Debtors’ Cash balances and the operations of the Reorganized Debtors or post-Effective Date borrowings, as applicable.

Subject to the provisions of the Plan, property to be distributed hereunder to each Unimpaired Class shall be distributed on the later of (i) the Effective Date and (ii) the date on which the distribution to a holder of a Claim in such Class would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Chapter 11 Cases.

The Disbursing Agent will make all distributions of Cash and securities required to be distributed under the applicable provisions of the Plan. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Indenture Trustees shall be the Disbursing Agents for Classes 1, 2 and 3 respectively. The Disbursing Agents will serve without bond, and the Disbursing Agents, other than the Reorganized Debtors, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on or wire transfers from a bank selected by the Disbursing Agent. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five (5) days after the Confirmation Date, be made by wire transfer from a bank. Cash payments to foreign creditors, if any, may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

The Disbursing Agent will make all distributions required under the applicable provisions of the Plan.

(b)	Timing and Methods of Distributions.

(i)	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

Notwithstanding any other provision of the Plan: (i) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

(ii)	Pro Rata Distribution

When the Plan provides for Pro Rata distribution, the consideration to be distributed under the Plan shall be divided Pro Rata among the holders of Allowed Claims or Allowed Interests of the relevant Class for that particular Debtor; provided that (i) for each holder of an Allowed Claim in

Class 1, 2 or 3 that does not select Pro Rata treatment with respect to such Claim, the consideration shall be divided Pro Rata among holders within the same Class that have elected the same treatment and (ii) distributions to holders of the Old THCR Shares shall be made Pro Rata among such holders.

(iii)	Distribution Record Date

As of the close of business on the Distribution Record Date, the transfer registers for any Old THCR Securities maintained by the Debtors, or their respective agents, will be closed, and any distributions made prior to such date will be irrevocable. The Disbursing Agent and the respective agents of the Debtors will have no obligation to recognize the transfer of the TAC Notes, TCH First Priority Notes, TCH Second Priority Notes, Old THCR Common Stock, Old THCR Class B Common Stock and Old THCR Holdings Interests occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by the Debtors or Reorganized Debtors, as applicable, for the benefit of the holders of Allowed Administrative Claims and Allowed Claims and Allowed Interests on the Debtors’ respective books and records, unless such addresses are superseded by addresses listed on any proofs of Claim or Interests (or transfers thereof) Filed pursuant to Bankruptcy Rule 3001.

(iv)	Limitation on Distribution

Notwithstanding the foregoing, no holder of a Claim shall be entitled to receive New Common Stock which represents more than fifteen (15) percent of the New Common Stock (assuming the exchange of DJT’s New THCR Holdings LP Interests for New Common Stock) unless such holder has been properly qualified by the New Jersey Casino Control Commission or has been granted a waiver of qualification by such commission. The New Jersey Casino Control Act provides that all holders of equity securities in a holding company of a casino licensee such as Reorganized THCR must be qualified or have their qualification waived. Reorganized THCR shall be entitled to withhold from such holder the distribution of such shares of New Common Stock.

Section 8.03 Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments

In addition to any requirements under the bylaws or other applicable organizational documents of the Debtors, any holder of a Claim or Interest evidenced by a certificated instrument (as defined in section 9-102(47) of the Uniform Commercial Code, as in effect and as modified or amended from time to time) that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of such loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an instrument. Upon compliance with the Plan, the holder of a Claim or Interest evidenced by such an instrument will, for all purposes under the Plan, be deemed to have surrendered an instrument, as applicable.

Section 8.04 Undeliverable or Unclaimed Distributions

Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within ninety (90) days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first (1st) anniversary of the Effective Date. If a Person fails to cash a check within ninety (90) days of its issuance and fails to request reissuance of such check prior to the first (1st) anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under the Plan. If the distribution to any holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the Disbursing Agent is notified in writing of such holder’s then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable. Undeliverable Cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. The Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines; provided, however, that the Indenture Trustees shall invest Cash in a pooled deposit account of the applicable Indenture Trustee that bears interest at the federal funds rate. Any distribution that is not claimed within one (1) year of the Effective Date shall be deemed property of the Reorganized Debtors.

Section 8.05 Disputed Claims and Disputed Interests; Reserve and Estimations

(a)	Treatment of Disputed Claims and Disputed Interests.

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. The Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim or Interest pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether any Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Claim or Interest at any time during litigation concerning any objection to the Claim or Interest, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount will constitute either the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim or Interest, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim or Interest. All of these Claim and Interest objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims and Interests as provided in the Plan, the Reorganized Debtors may resolve or adjudicate certain Disputed Claims and Disputed Interests of holders in Unimpaired Classes in the manner in which the amount of such Claim or Interest and the rights of the holder of such Claim or Interest would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, subject to any applicable discharge and limitations on amounts of Claims and remedies available under bankruptcy law. Claims and Interests may be subsequently compromised, settled, withdrawn or resolved by the Reorganized Debtors without order of the Bankruptcy Court.

(b)	Distributions on Account of Disputed Claims and Disputed Interests Once They Are Allowed.

Within fifteen (15) days following the end of each calendar quarter, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest in accordance with the Plan. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Notwithstanding the foregoing, distributions to holders of any Disputed Secured Claims shall be paid as soon as practicable after such Claims are Allowed.

(c)	Reserve for Allowed Administrative and Allowed Priority Claims.

Each Debtor shall establish an appropriate reserve in an amount to be agreed upon by the Debtors and disclosed to the Bankruptcy Court within ten (10) days prior to the Confirmation Hearing, to satisfy Allowed Administrative Claims against the Debtors through and including the Effective Date (including Claims for compensation and reimbursement of expenses by professionals providing services to the Debtors and Allowed Priority Claims against the Debtors). Following the Effective Date, after the satisfaction of all Allowed Administrative Claims and Allowed Priority Claims against the Debtors and the resolution of all Disputed Administrative Claims and Disputed Priority Claims against the Debtors, any remaining Cash held in the reserve of the Reorganized Debtors will be returned to the Reorganized Debtors.

(d)	Interest on Claims.

Unless otherwise specifically provided for or contemplated elsewhere in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than Other Secured Claims to the extent required by the applicable documents giving rise to such Claims.

Section 8.06 Setoffs

Except with respect to Claims released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the Claims, rights and causes of action of any nature that any of the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Reorganized Debtors of any such Claims, rights and causes of action that the Debtors or the Reorganized Debtors may possess against such holder.

Section 8.07 Surrender of Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Interest, the holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to Reorganized Debtors or the Indenture Trustees or their agents, as applicable, unless waived in writing by Reorganized Debtors. Any New Common Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 8.04 of the Plan.

(a)	Notes.

Each holder of a certificated TAC Note, TCH First Priority Note or TCH Second Priority Note shall tender such certificate to the respective Indenture Trustee for such notes or such Indenture Trustee’s agents, as applicable, in accordance with written instructions to be provided to such holders by the Reorganized Debtors or such respective Indenture Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such instruments will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such instruments with a letter of transmittal in accordance with such instructions. The applicable Reorganized Debtor shall pay the reasonable fees and expenses (including the reasonable fees and expenses of legal counsel) of, and provide for the indemnification under applicable agreements of, the Indenture Trustees relating to the tendering of certificates pursuant to Section 8.07 of the Plan. All surrendered certificated notes shall be marked as cancelled. This section shall not apply to uncertificated notes.

(b)	Old THCR Common Stock.

Each holder of a certificated Old THCR Common Stock Interest shall tender its Old THCR Common Stock instruments relating to such interest to the Reorganized Debtors or their agents, as applicable, in accordance with written instructions to be provided to such holders by the Reorganized Debtors as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such instruments will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such instruments with a letter of transmittal in accordance with such instructions. All surrendered Old THCR Common Stock instruments shall be marked as cancelled. This section shall not apply to uncertificated shares of stock.

(c)	Failure to Surrender Instruments.

Any holder of a Claim or Interest that fails to surrender or is deemed to have failed to surrender the applicable instruments required to be tendered hereunder within one (1) year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Claim or Interest discharged and shall be forever barred from asserting any such Claim or Interest against the Reorganized Debtors or their property. In such cases, any New Common Stock and New Class B Common Stock held for distribution on account of such Claim or Interest shall be disposed of pursuant to Section 8.04 hereof.

ARTICLE IX.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim or Interest pursuant to the Plan;

(b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Confirmation Date;

(c) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims or Interests arising therefrom;

(d) Ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

(e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors and the Reorganized Debtors arising out of or related to the Chapter 11 Cases;

(f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

(g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity’s rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

(h) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

(i) Issue injunctions, enter and implement other orders of the Bankruptcy Court, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(j) Enter and implement such orders of the Bankruptcy Court, as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(k) Determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan or the Plan Supplement; and

(l)	Enter an order concluding the Chapter 11 Cases.

The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.01 Exemption From Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

Section 10.02 Payment of Statutory Fees

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid on the Effective Date or as soon as practicable thereafter.

Section 10.03 Modification or Withdrawal of the Plan

The Debtors reserve the right, in accordance with the Bankruptcy Code and their respective fiduciary obligations, to amend, modify or withdraw the Plan prior to the entry of the Confirmation Order (the exercise of which fiduciary obligations with respect to any material amendments or modifications or withdrawals shall be subject to the approval of THCR’s board of directors). After the entry of the Confirmation Order, the Debtors, with the reasonable consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

Section 10.04 Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), or except as set forth in any applicable document, the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of any Debtor shall govern corporate governance matters with respect to such Debtor, without giving effect to the principles of conflicts of law thereof.

Section 10.05 Filing or Execution of Additional Documents

On or before the Effective Date, the Debtors shall File or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 10.06 Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, to the extent applicable and except as provided in the Plan, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

Section 10.07 Waiver of Rule 62(a) of the Federal Rules of Civil Procedure

The Debtors may request that the Confirmation Order include (a) a finding that Rule 62(a) of the Federal Rules of Civil Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.

Section 10.08 Headings

Headings used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any purpose.

Section 10.09 Exhibits and Schedules

All Exhibits and Schedules to the Plan and Disclosure Statement are incorporated into and constitute a part of the Plan as if set forth herein.

Section 10.10 Notices

All notices, requests and demands hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors, to:

Trump Hotels & Casino Resorts, Inc.

725 Fifth Avenue, 15th Floor

New York, NY 10022

Facsimile: (212) 688-0397

Attn: Scott C. Butera

          Robert M. Pickus, Esq.

with a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Facsimile: (213) 891-8763

Attn:	Thomas W. Dobson, Esq.
Robert A. Klyman, Esq.

If to the Trustee, to:

Office of the United States Trustee

Raymond Blvd.

One Newark Center, Suite 2100

Newark, NJ 07102-5504

Facsimile: (973) 645-5993

Attn:	Anthony Sodono, Esq.
Donald MacMaster, Esq.

If to DJT, to:

Donald J. Trump

725 Fifth Avenue, 26th Floor

New York, NY 10022

Facsimile: (212) 935-0141

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Facsimile: (212) 728-8111

Attn:	Thomas M. Cerabino, Esq.
Matthew A. Feldman, Esq.

If to the TAC Noteholder Committee, to:

Houlihan Lokey Howard & Zukin Capital

685 Third Avenue, 15 th Floor

New York, NY 10017

Facsimile: (212) 497-3070

Attn:	David Hilty

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attn:	Michael F. Walsh, Esq.
Eric L. Schondorf, Esq.

If to the TCH Noteholder Committee, to:

Chanin Capital Partners

11150 Santa Monica Blvd.

6th Floor

Los Angeles, CA 90025

Facsimile: (310) 445-4028

Attn:	Carlos Martinez

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Facsimile: (213) 629-5063

Attn:	Paul S. Aronzon, Esq.
Thomas R. Kreller, Esq.

If to the Official Committee, to:

CIBC World Markets

300 Madison Avenue

New York, New York 10017

Attn:	Steven Strom

with a copy to:

Stutman, Treister & Glatt Professional Corporation

1901 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Facsimile: (310) 228-5788

Attn:	Frank A. Merola, Esq.

-and-

The Bayard Firm

222 Delaware Avenue

Suite 900

P.O. Box 25130

Wilmington, DE 19899

Facsimile: (302) 658-6395

Attn: Steven M. Yoder, Esq.

Section 10.11 Plan Supplement

Forms of the Amended Organizational Documents, New THCR Stock Incentive Plan, New Class 11 Class A Warrants, DJT Agreements (to the extent not attached as an Exhibit hereto or to the Disclosure Statement), Exit Facility, Registration Rights Agreement, New Notes, New Notes Indenture and the guaranty agreements, mortgages, security agreements and pledge agreements related to the New Notes shall be contained in the Plan Supplement and Filed at least five (5) days prior to the deadline to vote to accept or reject the Plan, or as reasonably soon thereafter as such documents become available. Upon its Filing with the Bankruptcy Court, the Plan Supplement may be inspected during normal Bankruptcy Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors.

Section 10.12 Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

Section 10.13 Saturday, Sunday or Legal Holiday

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

Section 10.14 Post-Effective Date Effect of Evidences of Claims or Interests

Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

Section 10.15 Severability of Plan Provisions

If, prior to confirmation of the Plan by the Bankruptcy Court, any term or provision of the Plan that does not govern the treatment of Claims or Interests provided for herein or the conditions to the Effective Date are held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide, that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 10.16 Balloting

Each holder of an Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a ballot. The ballot will contain two (2) boxes, one (1) indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one (1) or the other box pursuant to the instructions contained on the ballot. Any executed ballot that does not indicate acceptance or rejection of the Plan, or any ballot that is not completely filled in, will be deemed to be an acceptance of the Plan.

Section 10.17 No Admissions or Waiver of Objections

Notwithstanding anything herein or in the Disclosure Statement to the contrary, nothing contained herein or in the Disclosure Statement shall be deemed to be an admission by any Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Debtors are not bound by any statements herein or in the Disclosure Statement as judicial admissions.

Section 10.18 Survival of Settlements

All Bankruptcy Court-approved settlements shall survive consummation of the Plan, except to the extent that any provision of any such settlement is inconsistent with the Plan, in which case the provisions of the Plan shall supersede such inconsistent provision of such settlement.

Section 10.19 Tax Liability

The Reorganized Debtors are hereby authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

Section 10.20 Controlling Documents

To the extent there is any inconsistency or ambiguity between any term or provision contained in the Plan, on the one hand, and the Disclosure Statement, on the other, the terms and provisions of the Plan, as applicable, shall control.

Section 10.21 Rounding

All amounts set forth herein, including, without limitation, with respect to shares, dollar amounts and percentages, shall be subject to rounding and other immaterial changes.

Dated: March 30, 2005	Trump Hotels & Casino Resorts, Inc.

\s\ Scott C. Butera
	By:	Scott C. Butera
	Its:	President and Chief Operating Officer

\s\ John P. Burke
	By:	John P. Burke
	Its:	Executive Vice President and Corporate Treasurer

Schedule A

Subsidiaries and Affiliates of THCR

1.	THCR Holding Corp.

2.	THCR/LP Corporation

3.	Trump Hotels & Casino Resorts Holdings, L.P.

4.	Trump Hotels & Casino Resorts Funding, Inc.

5.	THCR Ventures, Inc.

6.	THCR Enterprises, Inc.

7.	THCR Enterprises LLC

8.	Trump Internet Casino, LLC

9.	Trump Hotels & Casino Resorts Development, LLC

10.	Trump Atlantic City Holding, Inc.

11.	Trump Atlantic City Associates

12.	Trump Atlantic City Funding, Inc.

13.	Trump Atlantic City Funding II, Inc.

14.	Trump Atlantic City Funding III, Inc.

15.	Trump Atlantic City Corporation

16.	Trump Plaza Associates

17.	Trump Taj Mahal Associates

18.	Trump Casino Holdings, LLC

19.	Trump Casino Funding, Inc.

22.	Trump Marina Associates, LP

21.	Trump Marina, Inc.

22.	Trump Indiana, Inc.

23.	Trump Indiana Casino Management LLC

24.	Trump Indiana Realty, LLC

25.	THCR Management Services, LLC

26.	THCR Management Holdings, LLC

27.	Trump Plaza Funding, Inc.